Exhibit 10.2
Deed of Trust

Signed on March 01, 2016 (replacing and canceling the Deed of Trust dated as 28 February 2016)

Between
KBS SOR (BVI) Holdings, Ltd
A foreign company from the British Virgin Islands whose registered office in the Virgin Islands is care of:
Blenheim Trust (BVI) Limited, P.O. Box 348, Road Town, Tortola
British Virgin Islands
and its address in Israel for the purpose of this Deed of Trust and for the purpose of service of judicial documents is:
at Shimonov & Co. – Law Firm
11, Derech Menachem Begin, Ramat Gan,
Rogovin Tidhar Tower, 23rd Floor
Tel: 03-6111000; Fax: 03-6133355
Contact persons: Attorneys Dudi Berland, Maayan Blumenfeld,
Eyal Natanian and Benjamin Ben Zimra
(Hereinafter, the "Company")
Of the first part;
And
Reznik Paz Nevo Trusts Ltd.
Of 14 Yad Harutzim Street, Tel Aviv 67778
Tel: 03-6389200
Fax: 03-6289222

(Hereinafter, the "Trustee")
Of the second part;

	Table of Contents

	Part One – Deed of Trust

1.	Preamble, Interpretation and Definitions	6
2.	Issue of the Debentures; Terms of Issue; Pari Passu Debenture	11
3.	Acquisition of Debentures by the Company and/or a Related Entity and distribution	12
4.	Issue of additional Debentures	14
5.	The Company’s undertakings	17
6.	Securing the Debentures	31
7.	Early redemption	39
7.1	Early redemption at the discretion of the TASE	39
7.2	Early redemption at the discretion of the Company	40
8.	The right to declare the Debentures due and payable	42
9.	Claims and proceedings by the Trustee	51
10.	Receipts held in Trust	52
11.	Power to demand payment to the holders through the Trustee	54
12	Power to withhold distribution of funds	54
13.	Notice of distribution	55
14.	Failure to pay for reasons not in the Company’s control	55
15.	Receipt from the Debenture Holders and from the Trustee	57
16.	Presentation of a Debenture to the Trustee; Registration with respect to partial payment	57
17.	Investment of Funds	58
18.	The Company’s undertakings to the Trustee	58
19.	Additional undertakings	64
20.	Agents	64
21.	Other Agreements	65
22.	Trusteeship reports	65
23.	Remuneration of the Trustee and reimbursement of its expenses	66
24.	Special powers	66
25.	The Trustee’s power to engage agents	67
26.	Indemnification of the Trustee	68
27.	Notices	73
28.	Waiver, settlement and alterations to the Deed of Trust	74
29.	Register of Debenture Holders	75
30.	Release	76
31.	Appointment of Trustee; Trustee's Duties; Trustee's Powers; Termination of Trustee's Office	76
32.	Meetings of Debenture Holders	78
33.	Governing Law	78
34.	Exclusive Jurisdiction	78

35.	General	80
36.	Trustee's Liability	80
37.	Addresses	80
38.	Magna Authorization	81

	Part Two - Terms Overleaf

1.	General	84
2.	The Debentures	84
3.	Terms of the Debentures (Series A) Offered under the Prospectus	85
4.	Principal and Interest Payments on the Debentures (Series A)	86
5.	Deferral of Dates	87
6.	Securing of Debentures	87
7.	Nonpayment for a Reason beyond the Company's Control	87
8.	Register of Debenture Holders	87
9.	Splitting of Debenture Certificates	87
10.	Transfer of Debentures	88
11.	Early Redemption	89
12.	Purchase of Debentures by the Company or a Related Entity	89
13.	Waiver; Settlement; Changes to Deed of Trust	89
14.	Meetings of Debenture Holders	89
15.	Receipt from Debenture Holders	89
16.	Immediate Repayment	89
17.	Notices	89
18.	Governing Law; Jurisdiction	89
19.	Priority	89

	Part Three
	Appendices to the Deed of Trust

Second Schedule to the Deed of Trust – Meetings of Holders of Debentures (Series A)		90
Third Schedule to the Deed of Trust – Emergency Representation Committee of Debenture Holders		99
Appendix 23		104

Whereas	the Board of Directors of the Company decided to approve the issue of Debentures (Series A), under the terms of the Prospectus, as such term is defined in section 1.5.5 below;
Whereas

Whereas
on March 2nd, 2016 Standard & Poor's Maalot Ltd. (hereinafter: “Maalot”) announced the determination of a ilAA- stable rating, for a new Debentures series to be issued by the Company in the amount of up to NIS 1 Billion Par Value;

Whereas
on March 2, 2016 Midroog Ltd. (hereinafter: “Midroog”) announced the assignment of an Aa3.il(P) rating, for a new Debenture series to be issued by the Company, in a total amount of up to NIS 1 Billion ;

Whereas
as of the date of signing this Deed of Trust the Company is in compliance with all the terms of the Rating Agency (as such term is defined in section 1.5.22 below) for the purpose of assigning the abovementioned rating to the debenture series (Series A) ;

Whereas	the Trustee is a private company limited in shares that was incorporated in Israel pursuant to the Companies Law, 1999, whose main purpose is to engage in Trusteeship activities;

Whereas
the Trustee has declared that there is no impediment under the Securities Law, 1968, or any other law, to prevent it from entering into this Deed of Trust with the Company and that it complies with the requirements and qualifications stipulated in the Securities Law to serve as trustee for holders of the Debentures (Series A) offered under the Prospectus;

Whereas	the Trustee has no material interest in the Company and the Company has no personal interest in the Trustee;

Whereas	the Company declares that there is no impediment under any law to enter into this Deed of Trust with the Trustee;

Whereas	under the Prospectus the Company is to issue Debentures (Series A) as specified in section 2 of this Deed of Trust;

Whereas	the Debentures (Series A) will be listed for trade on the Tel Aviv Stock Exchange Ltd;

Whereas	subject to the success of the issue, the Company will be a Reporting Corporation;

Whereas
the Company has applied to the Trustee to serve as Trustee for the holds of Series A Debentures and the Trustee has agreed to sign this Deed of Trust and to act as the Trustee of the Debenture Holders (as they are defined above), all subject to and in accordance with the terms of this Deed of Trust;

Now, therefore, it is agreed, declared and stipulated between the
Parties as follows:

1.	Preamble, Interpretation and Definitions

1.1.	The preamble to this Deed of Trust, the appendixes and schedules attached hereto constitute an integral part hereof.

1.2.
The division of this Deed of Trust into sections as well as the section headings herein is for purposes of convenience and easement of reference only and shall not be used for the purpose of interpretation.

1.3.
In this Deed of Trust, where the context so admits, the plural shall include the singular and vice versa, the masculine gender shall implicitly also refer to the feminine gender and vice versa, and any reference in the context to a person shall include a corporate body, all insofar as there is no other explicit and/or implicit provision in this Deed of Trust or if the content or the context does not demand otherwise.

1.4.
With respect to any matter not mentioned in this Deed of Trust and in the event of a conflict between the provision of the Law and this Deed of Trust, the provisions of the Israeli Law shall prevail. In the event of a conflict between the provisions set forth in the Prospectus in connection with this Deed of Trust and/or the Debentures, the provisions of this Deed of Trust shall prevail[1].

1.5.	In this Deed of Trust and in the Debentures, the following terms shall have the meaning set out opposite them, unless the content or the context otherwise requires.

1.5.1.	“This Deed” or the “Deed of Trust” – this Deed of Trust including the appendices and schedules attached thereto that constitute an integral part thereof;

1.5.2.	“Tender” – the tender on the fixed annual interest rate on the Debentures (Series A) to be issued by the Company pursuant to the Prospectus;

1.5.3.
“Debentures (Series A)” or "Debentures" or "Bonds" – Debentures (Series A) to be issued by the Company pursuant to the Prospectus, which the terms of them are detailed in this Deed of Trust and in the Bond Certificate;

1.5.4.	“Debenture Series” – Registered Debentures, the terms of which are as set out in the Certificate of Debentures (Series A) and the Prospectus, pursuant to which they are to be issued ;

1.5.5.	“The Prospectus” – the Company’s Prospectus for completion dated February 29th, as published on February 28th, 2016 an as amended in an amended Prospectus in March, 2016;

1.5.6.	“The Trustee” – Reznik Paz Nevo Trusts Ltd. and/or anyone serving from time to time as Trustee for the Debenture Holders pursuant to this Deed;
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1 For further details see footnote 4 of section 1.1 of the Prospectus.

1.5.7.	“Register of Debenture Holders” and/or “the Register” – the register of Debenture Holders as set forth in section 29 of this Deed;

1.5.8.
“Holder” and/or “Debenture Holder” – each of the following: (1) a person in whose name a debenture is registered with a TASE member, and such debenture is included in the Debentures registered in the Register of Debenture Holders, in the name of the Nominee Company; (2) the person in whose name a debenture is registered with the Register of Debenture Holders;

1.5.9.	“Bond Certificate”- a bond certificate whose wording appears in the First Schedule to this Deed;

1.5.10.	“The Law” or “the Securities Law” – The Securities Law, 5728-1968 and the regulations promulgated thereunder, as shall be in effect from time to time;

1.5.11.	“The Companies Law” – the Companies Law, 5759-1999 and the regulations promulgated thereunder, as shall be in effect from time to time;

1.5.12.	“Business Day” or “Bank Business Day” – Any day on which the TASE Clearing House most of the banks in Israel are open for transactions;

1.5.13.	“Trading Day” – day on which transactions are performed on the TASE;

1.5.14.	“Nominee Company” – Mizrahi Tefahot Nominees Company Ltd. or a substitute nominee company;

1.5.15.	“Amount of the Principal” – the nominal value of the outstanding Debentures;

1.5.16.	“TASE” – the Tel Aviv Stock Exchange Ltd.;

1.5.17.	“Ordinary Resolution”
A resolution adopted at a general meeting of the Debenture Holders (Series A), at which holders of at least 25% of the nominal value of the outstanding Debentures (Series A) were present in person or by proxy, or at an adjourned meeting at which all the number of participants attended, and which was adopted (whether at the original meeting or at the adjourned meeting) by a majority of more than fifty percent (50%) of the nominal value of the outstanding Debentures (Series A) which is represented in the vote.

1.5.18.	“Special Resolution”:
A resolution adopted at a general meeting of the Debenture Holders (Series A), at which holders of at least fifty (50%) of the nominal value of the outstanding Debentures (Series A) were present, in person or by proxy, or at an adjourned meeting, at which Debenture Holders were present, in person or by proxy, holding at least twenty percent (20%) of such outstanding balance, and which was adopted (whether at the original meeting or at the adjourned meeting) by a majority of at least two thirds (2/3) of the nominal value of the outstanding Debentures (Series A), which is represented in the vote.

1.5.19.	“Conflicting Matter” – within its meaning in section 9.3 of the Second Schedule to this Deed;

1.5.20.	“Rating” – rating by a rating agency authorized by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry;

1.5.21.	In this Deed of Trust and in the Debentures, the rating shall have the meaning set forth in the table below:

"AA"	ilAA as rated by Maalot or Aa2 as rated by Midroog or a rating equivalent to these ratings, which will be assigned by another Rating Agency which is rating or will rate the Debentures (Series A).
“AA-“	ilAA- as rated by Maalot or Aa3 as rated by Midroog or a rating equivalent to these ratings, which will be assigned by another Rating Agency which is rating or will rate the Debentures (Series A).
“A+”	ilA+ as rated by Maalot or A1 as rated by Midroog or a rating equivalent to these ratings, which will be assigned by another Rating Agency which is rating or will rate the Debentures (Series A).
"A"	ilA as rated by Maalot or A2 as rated by Midroog or a rating equivalent to these ratings, which will be assigned by another Rating Agency which is rating or will rate the Debentures (Series A).
“A-“	ilA- as rated by Maalot or A3 as rated by Midroog or a rating equivalent to these ratings, which will be assigned by another Rating Agency which is rating or will rate the Debentures (Series A).
"BBB+ "	ilBBB+ as rated by Maalot or Baa1 as rated by Midroog or a rating equivalent to these ratings, which will be assigned by another Rating Agency which is rating or will rate the Debentures (Series A).
"BBB"	ilBBB as rated by Maalot or Baa2 as rated by Midroog or a rating equivalent to these ratings, which will be assigned by another Rating Agency which is rating or will rate the Debentures (Series A).

“BBB-“	ilBBB- as rated by Maalot or Baa3 as rated by Midroog or a rating equivalent to these ratings, which will be assigned by another Rating Agency which is rating or will rate the Debentures (Series A).
"BB+ "	ilBB+ as rated by Maalot or Ba1 as rated by Midroog or a rating equivalent to these ratings, which will be assigned by another Rating Agency which is rating or will rate the Debentures (Series A).

1.5.22.
“The Rating Agency” – Standard and Poors Maalot Ltd. (above and below – “Maalot”), Midroog Ltd. (above and below – “Midroog”) or another Rating Agency that was authorized by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry;

1.5.23.	“Reporting Corporation” – as defined in the Securities Law;

1.5.24.	“Reports Regulations” – The Securities Regulations (Periodic and Immediate Reports), 1970.

1.5.25.	“Financial Statements” – Audited or reviewed, annual or quarterly financial statements, which the Company is required to publish in accordance with the Securities Law and the regulations thereunder.

1.5.26.	"The holder of the Company's shares" or "The Partnership"– KBS Strategic Opportunity Limited Partnership.

1.5.27.	"The REIT" – KBS Strategic Opportunity REIT, Inc. (which holds indirectly the entire Partnership's units, holding the entire equity capital of the Company.

1.5.28.	"The Subsidiary" – KBS SOR Properties, LLC.

1.5.29.	"The Management Company" - KBS Capital Advisors LLC.

1.5.30.
"The KBS Group" – the 5 REIT's managed by the Management Company, not including the Company - KBS Real Estate Investment Trust I Inc., KBS Real Estate Investment Trust II Inc., KBS Real Estate Investment Trust III Inc., KBS Legacy Partners Apartment REIT Inc. and KBS Strategic Opportunity REIT II Inc, as detailed in section 7.1.3.b of the Prospectus; and other REIT's that will be managed by the Management Company in the future, if any.

1.6.
Where the TASE rules apply or will apply to any act pursuant to this Deed of Trust, they shall take precedence over the provisions of this Deed of Trust, and the dates of the said act shall be set in accordance with the TASE rules.

1.7.	In the event of any conflict between the provisions of this Deed of Trust and the documents attached thereto, the provisions of the Deed of Trust shall prevail[2].

1.8.	By signing the Deed of Trust, the Trustee is not expressing an opinion concerning the quality of the securities being offered or whether they are a worthwhile investment.

2.	Issue of the Debentures; Terms of Issue; Pari Passu Debentures

2.1.	The Company will issue the Debentures (Series A) as described in the preamble to this Deed. The Debentures (Series A) will be listed for trade on the TASE.

2.2.	The terms of the Debentures (Series A) that will be issued under the Prospectus shall be as follows:
Registered, 1 NIS par value Series A Debentures, repayable in five (5) equal annual installments on March 1st of each of the years 2019 to 2023 such that all the payment will represent 20% of the total par value of the Debentures (Series A, wherein the first principal payment will be paid on March 1st, 2019 and the last principal payment will be paid on March 1st, 2023 bearing a fixed annual (unlinked) interest at a rate not exceeding 4.25% (but subject to adjustments in the event of change in the rating of the Debentures (Series A) and/or non compliance with the financial covenants as set forth in sections 5.3 and 5.4 below and/or in case of entitlement to arrears interest (as it is defined in section 4A of the overleaf terms in the First Schedule to this Deed) as shall be determined in the Tender, payable on March 1st and September 1st of each of the years 2017 to 2023 (inclusive) for the six-month period that ended on the day prior to the date of payment (hereinafter – the “Interest Period”) and on September 1st, 2016 for the first period of interest (as specified below) . The interest rate payable in respect of a specific interest period (except for the first interest period) (i.e. the period commencing on the date of payment of previous interest period and ending on the last day before the date of payment following commencement thereof) shall be calculated as the annual interest rate divided by two. The first interest payment is payable on September 1st, 2016 for the period commencing on the first trading day after the date of the tender on the Debentures (Series A) and ending on August 31st, 2016 (above – the “First Interest Period”), calculated on the basis of 365 days a year and based on the actual days in this period, and the final interest payment will be paid on March 1st, 2023. The Debentures (Series A) will not be linked (principal and interest) to any index or currency. If after the date Debentures (Series A) were first issued, will be issued an additional Debentures (Series A), the Debentures Holder (Series A) that will be issued as part of the expansion of that series, will not be entitled to receive payment on Principal and/or interest on the Debentures (Series A) that the record date for any payment shall commence prior to the date of issue.
Subject to adjustments in the event of a change in the rating of the Debentures (Series A) and/or non compliance with the financial covenants as specified in sections 5.3 and 5.4 below and/or entitlement to arrears interest (as it is defined in section 4A of the overleaf terms in the First Schedule to this Deed), the interest rate
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2 For further details see footnote 4 of section 1.1 of the Prospectus.

on the Debentures (Series A) shall not exceed 4.25% (hereinafter – the “Maximum Interest Rate”).

2.3.	The Company reserves the right to an early redemption of the Debentures provided the terms set forth in section 7 of this Deed are met.

2.4.	The Debentures (Series A) shall rank pari passu among themselves, without any preference or priority of one over the other.

3.	Acquisition of Debentures by the Company and/or the Partnership and/or the REIT and distribution

3.1.
The Company reserves its right, subject to the Law, to acquire the Debentures (Series A) at any time and from time to time, without prejudice to the duty to repay the outstanding Debentures (Series A). In the event of said acquisition, the Company shall notify the Trustee in writing, without derogating from the duty to submit an immediate report applicable thereto. In the event that the Debentures (Series A) are acquired by the Company, the Company shall apply to the TASE Clearing House to withdraw the Debentures so acquired.

In the event of acquisition by the Company as aforesaid, the acquired Debentures (Series A) will expire immediately, will be cancelled and delisted from trading and the Company may not re-issue these Debentures. In the event of acquisition by the company of Debentures (Series A) aforesaid, the Company will publish an immediate report about the acquisition aforesaid, as required by law. Nothing in the foregoing shall derogate from the Company’s right to make an early redemption of the Debentures (Series A) as stated in section 7 below.
Notwithstanding the foregoing, the Company undertakes not to purchase Debentures as said, as long as the Company does not comply with one of the financial covenants specified in Section 6.4 below.

3.2.
The holder of the Company's shares[3] (directly or indirectly) and/or a subsidiary of the Company and/or a related company of the Company and/or an associate of the Company and/or a company controlled by any of them (directly or indirectly) (except for the Company itself with respect to which the provisions of section 3.1 above shall apply) (hereinafter – “Related Entity”) may acquire and/or sell Debentures (Series A) at their discretion (and subject to any law), at any time and from time to time, including by means of an issue by the Company, Debentures (Series A) that will be issued under the Deed of Trust. In the event of an acquisition and/or sale as aforesaid by a subsidiary of the Company and/or a company controlled by it the Company shall file an immediate report to that effect. The Debentures (Series A) that will be held be a Related Entity, as above, shall be deemed an asset of the Related Entity, and if they are listed for trading, they shall not be delisted from the TASE, and shall

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3 It should be noted that the Controlling Shareholder of the Company is the Partnership, holding 100% of the interest of the Company. The Partnership is held indirectly by the REIT, holding 100% (indirectly through additional entities) of the Partnership's units. It is the opinion of the Company that the Company does not have a Controlling Shareholder as this term is defined in the Securities Law. For further details see chapter 3 of the Prospectus.

be transferrable as the other Debentures (Series A). The Debentures (Series A) owned by a Related Entity shall not confer on such person voting rights at meeting of Debenture Holders (Series A) and may not be counted for purposes of determining the existence of a quorum at such meetings. Meetings of Holders shall be held in accordance with the provisions of the Second Addendum to the Deed of Trust. A Related Entity shall report to the Company, to the extent that he is obligated by law to do so, any acquisition of Debentures (Series A) and the Company shall submit to the Trustee, at its request, the list of related entities and the quantities held by them on the date requested by the Trustee based on the reports received, as noted above, from related entities, which were reported by the Company via the MAGNA system. It is hereby clarified that reporting via the MAGNA system shall constitute reporting to the Trustee for the purposes of this section.
Notwithstanding the foregoing, the Company undertakes a subsidiary of the Company and/or a related company of the Company and/or an associate of the Company and/or a company controlled by any of them (directly or indirectly) will not purchase Debentures as said, as long as the Company does not comply with one of the financial covenants specified in Section 6.4 below.

3.3.	Nothing in the foregoing section shall bind the Company and/or a Related Entity or the Debenture Holders (Series A) to acquire Debentures and/or sell the Debentures (Series A) in their possession.

3.4.
It is clarified that as of the date of signing this Deed, the Company is not subject to any restriction with respect to the distribution of dividends or the buyback of its shares, except as specified in section 5.9 below.

4.	Issue of additional Debentures

4.1.
Subject to approval of the TASE for the listing, the Company may, from time to time, without requiring the approval of the Trustee and/or the Holders existing at that time, to issue additional Debentures (Series A) (whether by way of a private placement or under a Prospectus), including to a Related Entity (as it is defined in section 3.2 above), on such terms as it sees fit (the terms of the additional issued Debentures shall be identical to the terms of the Series A Debentures in circulation), however, in this case the Trustee shall have the right to request an increase in the annual fees of the Trustee pro rata to the increase of the debenture series in the manner set out in Appendix 23 of the Deed of Trust. The outstanding Debentures (Series A) on the date of Expansion of the Series and the additional Debentures (Series A) (from the date of issue thereof) shall constitute one series for all intents and purposes. The Company shall apply to the TASE to list the additional Debentures (Series A) for trading as aforesaid, once they are issued.

Notwithstanding the aforesaid, an additional issue of Debentures (Series A) (hereinafter – "Expansion of the Series") shall be carried out provided all the terms set forth below are met: (a) the Expansion of the Series does not adversely affect the rating of the Debentures (Series A), as it shall be at that time (i.e. the rating preceding the Expansion of the Series), provided that if the Debentures are rated by more than one rating agency, then the Expansion of the Series does not adversely affect the higher rate; (b) on the date of the Expansion of the Series the Company shall be in compliance with the financial covenants set forth in section 6.4 of this Deed; (c) on the date of the Expansion of the Series, in accordance with the recent financial statements published prior to the date of the Expansion of the Series, and following the Expansion of the Series, the Company is in compliance with the financial covenants set forth in section 6.4; (d) on the date of the Expansion of the Series there was no cause for immediate repayment of the Debentures; (e) the Company is complying with its commitments to the holders of the Debentures (Series A) in accordance with the provisions of this Deed of Trust; (f) the Expansion of the Series does not impair the ability of the Company to repay the Debentures (Series A). The Company will submit to the Trustee before making a tender for early commitments from classified investors (as the Company may choose to hold said tender in its sole discretion), and in any case before the Expansion of the Series a written certification signed by the chief financial officer of the fulfillment of ther terms specified in section 4.1(b) to 4.1(f). In the event of an Expansion of the Series as aforesaid, the Expansion of the Series will be subject to prior certification by the Rating Agency that the said expansion will not affect the rating of the Debentures (Series A) in effect at that time. The certification of the Rating Agency will be published prior to the Expansion of the Series and will be attached to the Company’s certification to the Trustee. The Company will notify the Trustee in writing and will publish an immediate report, prior to the additional issue, whether the additional issue meets (or does not meet, as the case may be) the aforementioned conditions and will affirm to the Trustee in writing that said expansion does not undermine the Debenture Holders (Series A) and that the Board of Directors of the Company examined the effect of the Expansion of the Series on the Company’s ability to meet its obligations to the Debenture Holders (Series A) prior to the issue of the Debentures.
This right of the Company does not exempt the Trustee from examining the said issue, to the extent that such duty is imposed on the Trustee by law, and does not derogate from the rights of the Trustee and the Debenture Holders pursuant to this Deed, including their right to declare the Debentures due and payable as stated in section 8 below.
The Debentures (Series A) (including those that will be issued as part of an Expansion of the Series as described above) shall rank pari passu among themselves, with respect to the Company’s obligations pursuant to the Debentures, without any preference or priority of one over the other.
If the discount rate set for the additional Series A Debentures, if any, differs from the discount rate of the outstanding Debentures (Series A) at that time (including lack of discount, if relevant), the Company shall apply to the tax authority, prior to the expansion of the bond series, in order to obtain its approval that, for purposes of deducting withholding tax from the discount fees in respect of the Series A Debentures, a uniform discount rate be determined for the Debentures (Series A) based on a formula that weights the different discount rates in the series, if any (hereinafter – the “Weighted Discount Rate”).
In the event that such approval is obtained, the Company will calculate the Weighted Discount Rate in respect of all the Debentures (Series A), and will publish an immediate report stating the uniform Weighted Discount Rate for the entire series, prior to the Expansion of the Series, and will deduct tax on the dates of repayment of the Debentures (Series A), according to the Weighted Discount Rate and in accordance with the provisions of the law. In such case, all other provisions of the law relating to the taxation of discount fees shall apply. If such approval is not obtained, the Company will publish an immediate report, immediately prior to the issue of the additional Debentures (Series A), stating the highest discount rate in respect of that series. The Company will deduct withholding upon the repayment of the Debentures (Series A), in line with the discount rate reported as aforesaid.
Therefore, there may be cases where the Company will deduct withholding tax in respect of discount fees, at a rate higher than the discount rate set for the holders of Series A Debentures before the Expansion of the Series (hereinafter – “Excess Discount Fees”), and this will affect them unfavorably whether or not the tax authority approved a uniform discount rate for the relevant series. In this case, an assessee that held Debentures (Series A) before the Expansion of the Series will be entitled to file a tax report with the tax authority and receive a tax return in the amount of the tax that was deducted from the Excess Discount Fees, provided he is entitled to such return under the law.

4.2.
Without derogating from the generality of the foregoing, the Company reserves the right, subject to the provisions of any applicable law, to issue at any time and from time to time (whether by way of a private placement or under a prospectus) and without requiring the approval of the Debenture Holders (Series A) and/or the approval of the Trustee, as the case may be, including to a Related Entity (as it is defined in section 3.2 above), additional series of Debentures, as the Company sees fit, except for Debentures whose commercial terms (i.e. the percentage of the principal repaid on each payment date and the repayment dates of the principal, the interest rate and the dates of payment thereof, as well as no indexation of the principal and interest rate) are identical to the terms of the outstanding Debentures (Series A) and except for Debentures that have priority over Debentures (series A) with respect to priority of repayment solely in the event of dissolution (i.e. debenture series may be issued which be secured by some form of collateral, and without derogating from the provisions of Section 6.2 below).

Notwithstanding the aforesaid, the issue of Debentures as stated in section 4.2 above (hereinafter in section 4.2 only – the “Additional Issue”) is subject to the fulfilment of all the terms set forth below: (a) on the date of the Additional Issue the Company is in compliance with the financial covenants set forth in section 6.4 of this Deed; and (b) on the date of the Additional Issue, in accordance with the recent financial statements published prior to the date of the Additional Issue, and following the Additional Issue, the Company is in compliance with the said financial covenants. The Company will give the Trustee a written certification signed by the chief financial officer that the aforesaid conditions have been met, no later than 3 business days prior to the Additional Issue and a certification that the terms of the Additional

Issue have priority over the terms of the Debentures (Series A) upon dissolution of the Company. In the event of an Additional Issue, such issue will be carried out subject to prior certification by the Rating Agency that the Additional Issue will not affect the rating of the Debentures (Series A) as shall be in effect at the time.
The Rating Agency’s certification will be published prior to the Additional Issue and will be attached to the Company’s certification to the Trustee.
Without derogating from the generality of the foregoing, the Company’s aforesaid rights do not diminish the Trustee’s right to examine the repercussions of the said issue, and do not derogate from the rights of the Trustee and/or the Debenture Holders under this Deed, including their rights to declare the Debentures (Series A) due and payable as stated in section 8 below.
Subject to the provisions of any law, the Company shall inform the Trustee of additional issues of Debentures a reasonable time before the issue and will submit to the Trustee any report it published in connection therewith pursuant to any law.

5.	The Company’s undertakings

5.1.
The Company hereby undertakes to pay, on the designated dates, the principal and interest amounts payable under the terms of the Debentures (Series A), if payable, and to comply with all the other terms and obligations imposed on it, pursuant to the terms of the Debentures (Series A) and under the terms of this Deed.

5.2.	[Intentionally Omitted]

5.3.	Adjustment of the interest rate to changes in the rating of Debentures (Series A):
For purposes of this section below it is clarified that as long as the Debentures (Series A) are rated by more than one Rating Agency, the review of the rating for the purpose of adjusting the interest rate to a change in the rating (if any) shall be done, at any time, based on the lower rating thereof.
The interest rate on the Debentures (Series A) will be adjusted to changes in the rating of the Debentures (Series A) as set forth in this section:

It is hereby clarified that if an adjustment of the interest rate is required in accordance with the mechanism described in this section above and below and the mechanism described in section 5.4 above, then in any case (except in the case of entitlement to interest for late payment pursuant to section 4(a) of the terms overleaf) the maximum additional interest rate will not exceed the interest rate determined in the Tender by more than 1.75%.

In this regard:
The ratings are as defined in the table in section 1.5.21 above.
“The Basic Rating” – AA minus rating. For the avoidance of any doubt, it is clarified that the Basic Rating the rating determined by the Rating Agency on the date of initial offering of the Debentures (Series A).
“The Additional Interest Rate” – an annual rate of 0.25% per annum for each additional notch under the Basic Rating up to a maximum interest rate addition of 1% per year, i.e. up to a rating downgrade to BBB plus rating.

A.
If the rating of the Debentures (Series A) by the Rating Agency (in the event that the Rating Agency is replaced, the Company will submit to the Trustee a report comparing between the ratings scale of the replaced the Rating Agency and the ratings scale of the new Rating Agency) is revised during any interest period, so that the rating assigned for the Debentures (Series A) will be at least one or more notches below (hereinafter – the “Downgraded Rating”) the Basic Rating, the annual interest rate on the outstanding principal amount of the Debentures (Series A) will be raised by the incremental interest rate or a portion thereof (as specified below), in accordance with the aforementioned determined notches, in respect of the period from the date of publication of the new rating by the Rating Agency to the full repayment of the outstanding principal amount of the Debentures (Series A), without derogating from the changes in the interest rate in accordance with the provisions of section 5.4 below. If the previous interest rate is raised due to breach of one of the financial covenants as set forth in section 5.4 below, then the interest rate increase in respect of the downgrade will be limited so that the additional interest per annum does not exceed 1.75% in any case.

B.
No later than the required date by law after the Rating Agency’s announcement that the rating of the Debentures (Series A) has been downgraded as defined in subsection (A) above, the Company shall publish an immediate report stating: (a) the downgrading of the Debentures, the Downgraded Rating, the rating report and the date of the Rating Downgrade of the Debentures (Series A) (hereinafter – the “Date of the Downgrade”); (b) the Company’s compliance/non-compliance with the financial covenants described in section 5.4 below according to the last audited or reviewed consolidated financial statements of the Company that were published before the date of the immediate report and whether there was a change in the interest rate due to its compliance/non-compliance with the financial covenants as aforesaid; (c) the precise interest rate on the outstanding principal amount of the Debentures (Series A) for the period from the start of the current interest rate period until the Date of the Downgrade (the interest rate shall be calculated based on 365 days a year) (hereinafter – the “Original Interest Rate” and the “Original Interest Rate Period”, respectively); (d) the interest rate on the outstanding principal of the Debentures (Series A) for the period from the Date of the Downgrade until the date of the nearest interest payment, that is: the Original Interest Rate plus the Additional Interest Rate per year (the interest rate is calculated based on 365 days a year) (hereinafter – the “Revised Interest Rate”) provided that the interest rate was not increased before that due to breach of the financial covenants as stated in section 5.4 below, in which case the interest rate increase in respect of the rating downgrade will be limited so that the additional interest per annum does not exceed 1.75%; (e) the weighted interest rate to be paid by the Company to the Debenture Holders (Series A) in the nearest interest payment, arising from the provisions of subsection (c) and (d) above; (f) the annual interest rate reflected by the weighted interest rate; (g) the annual interest rate and the semi-annual interest rate (the semi-annual interest rate is calculated by dividing the annual interest rate by the number of interest payments per year, i.e. divided by two) for the upcoming periods.

C.
If the date of the Rating Downgrade in respect of the Debentures (Series A) falls during the period commencing four days before the record date for any interest payment and ending on the interest payment date nearest to the said record date (hereinafter – “the Deferral Period”), the Company shall pay the Debenture Holders (Series A), on the nearest interest payment date, the Original Interest Rate prior to the change (if changed), provided that the interest rate was not increased before that due to breach of the financial covenants as stated in section 5.4 below, the interest rate arising from the added interest at a rate equal to the Additional Interest Rate per annum during the Deferral Period, will be paid on the next interest payment date. The Company will publish an immediate report stating the accurate interest rate payable on the next interest payment date.

D.
In the event of a revision in the rating of the Debentures (Series A) by the Rating Agency which affects that the interest rate on the Debentures (Series A) as stated in section 5.3(A) above or 5.3(E) below, the Company shall inform the Trustee in writing one business day after the date of publication of the immediate report as aforesaid.

E.
It is clarified that if after the downgrade which affected the interest rate on the Debentures (Series A) as stated in section 5.3(A) above, the Rating Agency upgrades the rating of the Debentures (Series A) and provided that the interest rate was not increased before that due to breach of the financial covenants as stated in section 5.4 below, the interest rate will be reduced respectively in 0.25% per annum steps for each (in accordance with the provisions of section 5.3(A) above, mutatis mutandis), and if the Rating Agency will amend the rating of the Debentures (Series A) upwards to a rating equivalent or higher than the Basic Rating (hereinafter – the “High Rating”), and provided that the interest rate was not increased before that due to breach of the financial covenants as stated in section 5.4 below, the interest rate payable by the Company to the Debenture Holders (Series A) on the relevant interest payment date, will decrease, in respect of the period in which the Debentures (Series A) were assigned the High Rating, so that the interest rate on the outstanding principal amounts of Series A Debentures will be the interest rate determined in the Tender, to be published by the Company in an immediate report regarding the results of the issue, with no increase in respect of the Downgrade as stated in section 5.3 (and in any case, the interest rate on the Debentures will not be lower than the interest rate determined in the tender). In such case the Company shall act in accordance with subsections (B) to (D) above, with the necessary changes arising from a High Rating instead of the Downgraded Rating.

F.
If the Debentures (Series A) cease to be rated for a reason attributed to the Company (for example, but not limited to, failure to fulfill the Company’s obligations to the Rating Agency, including failure to make payments and/or reports as part of the Company’s undertaking to the Rating Agency) for a period of 21 days, before the final repayment, provided the interest rate was not increased as stated in subsection (A) above, the withdrawal of the rating shall be deemed the downgrading of the Debentures (Series A) by four (4) notches below the Basic Rating, such that the addition to the interest rate will be 1%, provided that the interest rate was not increased before that due to breach of the financial covenants as stated in section 5.4 below, in which case the interest rate increase in respect of the rating downgrade will be limited so that the additional interest per annum does not exceed 1.75% and the provisions of subsections (B) to (E) shall apply accordingly without derogating from the provisions of subsection 8.1.15 below. To remove any doubt it is clarified that if the Debentures (Series A) cease to be rated, prior to final repayment of the Debentures, for a reason out of the Company’s control, this will not affect the interest rate as stated in section (A) above and the provisions of section 5.3 will not apply.

G.
In the event that the Rating Agency is replaced or the Debentures (Series A) cease to be rated by a Rating Agency, the Company shall publish an immediate report within one trading day from the date of the change, to explain the reasons for replacing the Rating Agency or the withdrawal of the rating, as the case may be.

H.
To remove any doubt, it is clarified that: (1) a change in the rating outlook of the Debentures (Series A) will not entail a change in the interest rate on the Debentures (Series A) as stated in this section above; (2) as long as the Debentures (Series A) are rated by two Rating Agencies, subsection (F) above will not apply unless the two rating companies cease to rate the Debentures (Series A).

I.
In the event of a downgrade the Company will act in accordance with section 5.3(B) above. If, prior to the Date of the Downgrade, the interest rate increases due to breach of one of more the financial covenants in accordance with the mechanism specified in section 5.4 below, the change in the interest rate in line with the adjustment mechanism specified in section 5.3 above will be limited such that in any case, the cumulative increase in the interest rate (if any) will not be more than 1.75% % above the interest rate determined in the Tender.

J.
The Company undertakes to act, if it is under its control, so that the Debentures (Series A) will be rated by the Rating Agency for the entire term of the Debentures (Series A) and for this purpose the Company undertakes to pay the Rating Agency the payments it has undertaken to pay the Rating Agency and to provide the Rating Agency with reasonable reports and information required thereby as part of the agreement between the Company and the Rating Agency. For this purpose, non-implementation of the payments the Company has undertaken to pay the Rating Agency and non-provision of the reasonable reports and information required by the Rating Agency as part of the agreement between the Company and the Rating Agency will be regarded as causes and circumstances which are under the control of the Company. It should be clarified that the foregoing does not derogate from the right of the Company to replace the Rating Agency at any time, at its sole discretion and for any reason it deems necessary. The Company does not undertake not to replace the Rating Agency or not to terminate the agreement therewith during the period of the Debentures (Series A). In the event that the Company will replace the Rating Agency which at the time of the replacement is the sole Rating Agency rating the Debentures (Series A) and/or ceases the work of the Rating Agency (if it is not the sole Rating Agency), the Company undertakes that it shall notify the Trustee and the holders of Debentures of such within one trading day and shall state in its announcement the reasons for replacing the Rating Agency, and all of this no later than one trading day from the date of the said replacement and/or the date of the decision to cease the work of the rating agency, whichever is earlier. It should be clarified that the foregoing does not derogate from the right of the Company to replace the Rating Agency at any time or cease the work of the Rating Agency (if it is not the sole Rating Agency), at its sole discretion and for any reason it deems necessary.

5.4.	Interest rate adjustment as a result of failure to comply with Financial Covenants
The interest rate on the Debentures (Series A) will be adjusted due to breach of one of the Financial Covenants as set forth below:

1.	The Consolidated Equity Capital of the Company (as defined in section 6.4 below) (including minority rights) shall not be less than 525 USD million (this amount will not be index-linked);

2.	The Net Adjusted Financial Debt to Net Adjusted Cap (as those terms defined in section 6.4 below) shall not exceed a ratio of 65%;

3.	The Net Adjusted Financial Debt to Adjusted EBITDA (as those terms are defined in section 6.4 below) shall not exceed a ratio of 16.
In sections 5.3 and 5.4 above and below, each of the aforementioned financial covenant shall be named: the “Financial Covenant", and together "Financial Covenants".

It is hereby clarified that if an adjustment of the interest rate is required in accordance with the mechanism described in this section above and below and in line with the mechanism described in section 5.3 above, then in any case (except in the case of entitlement to interest for delay in payment pursuant to section 4(a) of the terms overleaf) the maximum additional interest rate above the interest rate determined in the Tender will not be more than 1.75%.

In this regard in section 5.4:
“The Additional Interest Rate” – 0.5% for each breach of a financial covenant; the interest rate will only be raised once due to the breach of a financial covenant, if any, and the interest rate will not be raised again if a breach of the same financial covenant continues. Notwithstanding, for breach of a financial covenants only, the additional interest rate will not exceed 1%.
“The Breach Date” – the date of publication of the financial statements that point to the breach.

A.
If the Company breaches a financial covenant pursuant to the reviewed or audited consolidated financial statements of the Company (hereinafter – “the Breach”), the annual interest on the outstanding principal amount of the Debentures (Series A) will increase by the Additional Interest Rate in respect of the Breach, above the interest rate in effect at the time, prior to the change, in respect of the period from the Date of the Breach until the date of repayment of the outstanding principal amount of the Debentures (Series A) or until the date of publication of the Company’s financial statements pursuant to which the Company is in compliance with the financial covenant, whichever is earlier, provided the interest rate was not increased before that due to the breach of a different financial covenant as stated in this section 5.4 and/or to a rating downgrade as stated in section 5.3 above. If the interest rate was increased before that due to the breach of a different financial covenant as per this section 5.4 and/or due to a rating downgrade as stated in section 5.3 above, if the interest rate increased due to the breach of a financial covenant as provided in this subsection, the increase will be limited so that the annual interest rate increase will not exceed 1.75%.

B.
In the event of said breach, no later than the required date by law after the publication of the Company’s reviewed or audited financial statements (as the case may be), the Company shall publish an immediate report stating the following: (a) failure to comply with the said undertaking and detailing the financial covenants on the date of publication of the financial statements; (b) the current rating of the Debentures (Series A) based on the last rating report that was published prior to the immediate report; (c) the accurate interest rate on the Debentures (Series A) for the period from the current interest rate period until the Date of the Breach (the interest will be calculated based on 365 days a year) (hereinafter – the “Original Interest Rate” and the “Original Interest Period”), respectively); (d) the interest rate on the outstanding Debentures (Series A) from the Date of the Breach until the date of the nearest interest payment, that is, the Original Interest Rate plus the Additional Interest Rate per year (the interest rate will be calculated based on 365 days a year) (hereinafter – the “Current Interest Rate”), provided the interest rate was not increased before that due to a rating downgrade as stated in section 5.3 above, in which case the interest rate increase due to breach of financial covenant as provided in this subsection will be limited, so that the annual additional interest will not exceed 1.75%; (e) the weighted interest rate payable by the Company to the Debenture Holders (Series A) on the nearest interest payment date, which arises from the provisions of subsection (c) and (d) above; (f) the annual interest rate arising from the weighted interest rate; (g) the annual interest rate and the semi-annual interest rate (the semi-annual interest rate will be calculated as the annual interest rate divided by the number of interest payments a year, that is, divided by two) for the upcoming periods.

C.
If the Date of the Breach occurs during the period commencing four days prior to the record date for the payment of any interest and ending on the interest payment date that is nearest to the record date (hereinafter – the “Deferral Period”), the Company shall pay the Debenture Holders (Series A), on the nearest interest payment date, the Original Interest Rate only, while the interest rate resulting from an increase at a rate equal to the Additional Interest Rate per year during the Deferral Period, will be paid on the next interest payment. The

Company shall publish an immediate report stating the accurate interest rate payable on the next interest payment date.

D.
In the event of a breach of a financial covenant which affects the interest rate on the Debentures (Series A) as aforesaid in section 5.4(A) above or in section 5.4(E) below, the Company shall notify the Trustee in writing within one business day from the date of publication of the financial statements, as aforesaid.

E.
To remove any doubt it is clarified that if after the breach, the Company will publish its audited or reviewed financial statements (as the case may be), pursuant to which the Company will be in compliance with the said financial covenant, then the interest rate paid by the Company to the Debenture Holders (Series A), on the relevant interest payment date, will decrease, in respect of the period in which the Company complied with the financial covenant, which commenced on the date of publication of the financial statements that point to its compliance with the financial covenant, so that the interest rate on the outstanding principal amount of the Debentures (Series A), provided the interest rate was not raised before that due to a rating downgrade of Series A Debentures as stated in section 5.3 above, will be the interest rate that was determined in the Tender, as published by the Company in an immediate report regarding the results of the issue (and in any case, the interest rate on the Debentures will not be lower than the interest rate in the Tender) or another interest rate determined due to a downgrade in the rating of Series A Debentures as stated in section 5.3 above. In such case the Company shall act in accordance with subsections (2) to (4) above, with the necessary changes, as the case may be, arising from the Company’s compliance with this financial covenant.

F.
An examination as to whether the Company is in compliance with the financial covenants will be conducted on the date of publication of the Company’s financial statements and as long as the Debentures (Series A) are outstanding, in relation to the quarterly/annual financial statements which the Company published until that date.

The Company will indicate its compliance or non-compliance with the financial covenants in the quarterly or annual Board of Directors’ report, as applicable.

G.
To remove any doubt it is clarified that, subject to the aforesaid, the incremental interest rate payments arising from the rating downgrade as stated in section 5.3 above and/or as a result of a failure to comply with the Financial Covenants as stated in section 5.4 above are cumulative. Therefore, in the event of a rating downgrade and a breach of a financial covenant by the Company, the Debenture Holders (Series A) will be entitled to an additional interest as aforesaid provided the annual interest rate increase does not exceed 1.75% (including in the event that the Company has not complied with all financial covenants and there has been no decrease in the rating as stated in section 5.3 above).

5.5.
It is clarified that as of the date of signing this Deed the Company is not subject to any restriction with regard to the distribution of dividends or the buyback of its shares, except as set forth in section 5.9 below.

5.6.	Expenses cushion

A.
Without derogating from the provisions of section 26 of the Deed of Trust, an amount equal to 250,000 USD, from the net proceeds of the offering, will be deposited in a bank account to be opened by the Trustee, in its name, for the holders of Debentures (Series A) only, which will be used for the payment of current and administrative expenses of the Trustee in the event that Debentures (Series A) are put up for immediate repayment and/or if the Company has violated the provisions of the Deed of Trust (hereinafter and above: the "Expenses Cushion"). The amount of the Expenses Cushion will be transferred to the Trustee's account by the Issuance Coordinator, simultaneously with the transfer of the net proceeds of the offering to the Company. The amount of the Expenses Cushion will be held in the Interest Cushion Account (as such term is defined in section 5.14 below), until the date of the final and full repayment of Debentures (series A). After receiving approval from the chief financial officer of the Company regarding the full repayment of Debentures (Series A) the Expenses Cushion, whatever has not been used, will be transferred (plus any accrued earnings thereto) to the Company in accordance with the details provided thereby.

B.
In the event that the amount of the Expenses Cushion is insufficient to cover the expenses of the Trustee in connection with the immediate repayment of Debentures (Series A) and/or breach of the provisions of the Deed of Trust by the Company, the Trustee shall act in accordance with the provisions of section 26 below.

5.7.	Appointment of representative of the Company in Israel
The Company undertakes to appoint a representative of the Company in Israel (hereinafter: "Company Representative in Israel") within 90 days as of the date of issue of the Debentures (Series A) to whom court processes to the Company and/or officers thereof may be passed to the address stated in the preamble hereto. Service of process to the Company Representative in Israel shall be deemed as valid and binding in connection with any claim and/or demand of the Trustee and/or the Debenture Holders (Series A) in accordance with this Deed of Trust. The Company shall be entitled to replace the Company Representative in Israel from time to time.
At the time of the appointment and replacement of the Company Representative in Israel, the Company shall report his details in an immediate report and shall deliver notice to the Trustee in respect thereof. In the event of the appointment of a new representative, the immediate report and the notice to the Trustee shall in addition include the date on which the appointment of the new representative becomes effective.
The Company undertakes that in the event of the replacement of the Company's representative in Israel, the Company will appoint a representative of the Company in Israel within a period not exceeding thirty (30) days.
Until the appointment of the Company Representative in Israel as specified above (and only until that time) the address of the Company in Israel, among others for serving purposes, shall be as specified in the preamble to this Deed of Trust.

5.8.	Business Activity

5.8.1.	The Company undertakes that all the real estate assets held by the Company, through companies held by it, will be in the United States;

5.8.2.
The Company undertakes that it will not change its main business activity during the life of the Debentures (Series A). It should be noted is this regard, that the main business activity of the Company and companies under its control on the date of the issuance of the Debentures (Series A) is as specified in section 6A.1.6.a of the Prospectus (Under the detail section of the Distribution test applying on the REIT in order for it to be classified as a REIT).

5.8.3.
The Company undertakes not to buy additional lands outside of the lands held by the Company at the date of the section 7.2.7 of Prospectus, as detailed in the Prospectus (hereinafter: the "Lands"). However, the Company will be allowed to buy the share of partners in the Lands and/or to make swap of lands with adjacent lots to the Lands, for the purpose of unification of lots.

5.8.4.
The Company will include in its Financial Statements, within the Board of Directors’ report, a certification that the main business activity of the Company has not changed and a certification regarding its undertaking relative to acquisition of land as stated above.

5.9.	Distribution Restriction

5.9.1.	The Company undertakes not to make any distribution and not to declare, pay or distribute any dividend unless all the terms set forth below are met:

(a)
The Adjusted EBITDA of the Company (as defined in section 6.4 below) according to the Financial Statements of the Company in the four (4) quarters preceding the distribution is at least USD 50 million ;

(b)	The Consolidated Equity Capital of the Company (including minority interests) (as defined in section 6.4 below) less the amount of the distribution will not be less than USD 600 million;

(c)	There is no cause for immediate repayment of the Debentures (Series A);

(d)	On the date of the Board of Directors decision on the distribution there are no “Warning Signs” as so defined below
"Warning Signs": 1. A deficit in shareholders 'equity; 2. An opinion or review by an accountant as of the date of the financial statements that including attention to the Company's financial condition; 3. A deficit in working capital or in the working capital for a period of 12 months including a persistent negative cash flow from current activity. 4. A deficit in working capital or an ongoing negative cash flow for a period of 12 months from current activity and the Board of Directors of the Company has not determined that this is not an indication of a liquidity problem in the corporation. 5. An opinion or review by an accountant as of the date of the financial statements that including significant doubts about the continuation of operations of the Company as a going concern.
(The condition set forth in section a to d above - hereinafter: the “Distribution Restriction”).

5.9.2.
The Company will submit to the Trustee within 2 business days after the distribution is approved by the Company’s Board of Directors and prior to the distribution, certification by the chief financial officer of the Company that the Company is in compliance with the Dividend Restriction, including the relevant calculation, as well as the fulfillment of the following conditions: (1) there is no cause for immediate repayment of the Debentures (Series A); (2) the Company is in compliance with its obligations to the holders of the Debentures (Series A) in accordance with the provisions of the Deed of Trust; (3) the distribution does not impair the ability of the Company to repay the Company's Debentures (Series A). It should be clarified that the dividend limitation will also be checked prior to the distribution and also under the assumption that the distribution was implemented.

5.9.3.
Notwithstanding from the aforesaid in section 5.9.1 and 5.9.2, it is noted and emphasized that the REIT must comply with certain dividend restriction by law, by which. the REIT must distribute up to 100% of its taxable income in order to comply with REIT regulations and not to be taxed at the REIT level and enjoy of tax relief given to REIT in the US, all as discussed in chapter 6A of this prospectus ("The REIT obligation to distribute"). Following to the aforesaid, it is emphasized that in order to comply with the REIT Obligation to Distribute, any distribution of the company for that reason will not be subjected to the Distribution Restriction and will be executed as needed.

_____________________

4 This definition was taken from Article 10 (b) (14) of the report regulations -1970. It should be noted that this definition will be updated in the future according regulation updates if any.

Shortly prior to the distribution according to section 5.9.3, the Company shall provide the Trustee an approval by the chief financial officer of the Company that this distribution is in accordance with section 5.9.3.

5.10.	Transactions within the KBS Group
The Company undertakes that Material and Exceptional Transactions, as such terms are defined in the Company Law (hereinafter in this section: "Exceptional Transactions") of the Company or Companies held by the Company, with REIT’s within the KBS Group (as such term is defined in section 1.5.30 above), or Exceptional Transactions of the Company or Companies held by the Company, with the Management Company (as such term defined in the section 1.5.29 above), will be subject to the consent of the Debenture Holders (Series A) in an Ordinary Resolution, in addition to any approval required by law (hereinafter: “Special Transactions”).
For the avoidance of doubt, the following transactions will not be considered as “Special Transactions” and therefore will not require the approval of the Debenture Holders as required in section 5.10 above:

a.
Merger (any way of merger) with a REIT within KBS Group. Provided that such merger does not create grounds for immediate repayment or / or failure to comply with financial covenants in accordance with this Deed;

In such case, the Company will provide to the Trustee, prior to the date of the merger, approval by the chief financial officer of the Company in regard to compliance with the terms of this subsection a.

b.	Any engagement with insurance policy which includes other REIT's in the group including D&O one

c.	Transaction, on market terms and in the ordinary course of Business, of the Company or Companies held by the Company, with the Management Company;

d.
Transaction of the Company or Companies held by the Company, together with a REIT or REIT's within KBS Group, for the purpose of a transaction with a third party or for the purpose of submitting a proposal of transaction with a third party, whose conditions relative to the Company are not materially different from the conditions relative to the REIT or REIT's, taking into account their relative share of the transaction.

At the end of each quarter, the Company will provide to the Trustee, approval by the chief financial officer of the Company that no transaction were made in violation of section 5.10.

5.11.	The Company undertakes that for servings as External Directors in the Company (as defined in the Companies Law) shall be appointed Israeli citizens.

5.12.
The Company undertakes that payment for participation in the inferior net cash flow, as detailed in section 6A.4.4 of the Prospectus, will be subordinated and postponed to the debt of the Company due to the Debentures, in case of insolvency.

5.13.
The Company undertakes, as far as it depends on the Company, not to take any action that could be reasonably likely to result in the loss of the classification of the REIT as a REIT (Real Estate Investment Trust) according to the US Internal Revenue Code of 1986.

5.14.	Interest Cushion

A.
The Company would transfer an amount equal to the amount of the first interest payment payable to Debenture Holders (Series A) (hereinafter: "the First Interest Cushion Amount") to the Trustee, by transferring the First Interest Cushion Amount from an account in the name of the issuance coordinator which would hold the issuance proceeds, to a bank account to be opened by the Trustee in the name of the Trustee on behalf of Debenture Holders (Series A) only (hereinafter: "the Interest Cushion Account").

B.
The Trustee would be the sole authorized signatory in the Interest Cushion Account. Notwithstanding the foregoing in this sub-section above, the Trustee would invest funds in the Interest Cushion Account in conformity with provisions of section 17 of the Deed of Trust.

C.
If on the morning of the 2nd day of each calendar month following any interest payment date - and if this is not a business day, then on the following business day (hereinafter: "the Cushion Catch-Up Date"), should the amount deposited in the Interest Cushion Account be lower than the next interest payment, the Company would transfer to the Interest Cushion Account, upon the Cushion Catch-Up Date, the amount required to have the amount deposited in the Interest Cushion Account, upon the Cushion Catch-Up Date, to be equal to the next interest payment, following the Cushion Catch-Up Date (hereinafter: "the Current Cushion Amount") within 4 business days from the Cushion Catch-Up Date.

D.
If at the Cushion Catch-Up Date, the amount deposited in the Interest Cushion Account is higher than the Current Cushion Amount, as the Current Cushion Amount will be at such time (hereinafter: the "Excess Amount"), the Company apply for release over the Excess Amount and the Trustee will transfer to the Company the Excess Amount to an account as per the Company instruction.

E.	The Company will deliver to the Trustee at each Cushion Catch-Up Date a calculation of the Current Cushion Amount at such date, signed by the CFO of the Company.

F.
Note that should Debentures (Series A) be extended in future, the Company would transfer to the Interest Cushion Account as a pre-condition for transfer of proceeds from such extension to the Company, the pro-rata Interest Cushion Amount with respect to the additional Debentures issued in conjunction with said series extension, or the difference required to have the amount deposited in the Interest Cushion Account be equal to the amount of six (6) months' interest after said series extension date.

G.
Note that should an Additional Interest Rate apply, as defined in section 5.3 and/or section 5.4 above, the Company would deposit in the Interest Cushion Account funds to be the Interest Cushion Amount with respect to the Additional Interest Rate, or the difference required to have the Interest Cushion Account balance equal to six (6) months' interest following such interest revision date, whichever is lower, within 4 business days from the issue date of an immediate report concerning such interest rate revision.

H.
Note that failure to deposit funds into the Interest Cushion Account within 14 business days from the relevant date, would constitute cause for calling for immediate redemption of outstanding Debentures (Series A), as set forth in section 8.1.41 below.

I.
For the sake of clarity, note that the Company's obligation to transfer funds to the Interest Cushion Account is not secured by any mechanism to ensure compliance with this commitment. Should the Company fail to comply with its commitment to transfer funds to the Interest Cushion Account, the Trustee would be unable to prevent such breach of commitment - other than taking steps available to the Trustee by law or pursuant to the Deed of Trust, in order to retroactively force the Company to comply with its commitment.

J.
Upon final maturity of Debentures (Series A), all funds in the Interest Cushion Account, except for the Expense Cushion as defined in section 5.6 above (net of expenses and commissions) would be directly transferred by the Trustee to the registration company for the final redemption, subject to receiving advance confirmation from the Company of the amount required to complete redemption of such Debentures and concurrent transfer of this amount by the Company to the registration company. This section is to be construed as an irrevocable instruction by the Company to transfer the aforementioned funds to the registration company.

K.
Note that the First Interest Cushion Amount and the Current Cushion Amount, including any gain there from, would be held in trust by the Trustee on behalf of Holders of Debentures (Series A). The Company would not have any right or claim with regard to such amounts and the Company would not be entitled, in any case, to receive such funds. In addition to the foregoing, the Company certifies that all rights to the Interest Cushion Account and to funds deposited therein are exclusively conferred on the Debenture Holders and the Company hereby irrevocably waives any rights it may have, if any, with regard to the Interest Cushion Account and to funds deposited therein.

Without limiting the foregoing, and as a precaution, it is clarified that the rights of the Company (if any) in the Interest Cushion Account are not pledged to the Trustee for the benefit the Debenture Holders (Series A), and therefore, it is possible that a third party (Including a functionary on behalf of the court, etc.) would argue that the Company has rights into the Interest Cushion Account and that the money deposited in it belong to the Company and / or to all its creditors and not to the Debenture Holders

(Series A) only. The aforesaid should not derogate from the Company, the Subsidiary and the Officers of the company undertaking, as detailed in section 34 above which, for the avoidance of doubt, shall also apply in connection with Interest Cushion Account.

L.
The Company may, at its own discretion, deposit with the Trustee, instead of depositing the First Interest Cushion Amount, an autonomous unconditional and irrevocable bank guarantee received from one of the five biggest Israeli Banks, which shall be valid up to 30 days after the final repayment of the Debentures, in an amount equal to the First Interest Cushion Amount (hereinafter: "Bank Guaranty") or may replace the money accrued in the Interest Cushion Account by a Bank Guaranty in the amount of the Current Cushion Amount, as such amount will be at the date of such replacement.

M.
In the case that the Company has deposited with the Trustee the Bank Guaranty as aforesaid, all the provision described in this section 5.14 shall apply in relation to the Bank Guaranty. In the light of this, in the case that the Company would be required to increase the amount of the Bank Guaranty in accordance to subsections C and/or D and/or E above, the Company will deposit with the Trustee, at the dates set out in the said sections, a notice of amendment of the Bank Guaranty or a new Bank Guaranty which would replace or be added to the Bank Guaranty, as applicable.

N.
In the case the Company would ask to replace the First Interest Cushion Amount or the Current Cushion Amount by a Bank Guaranty, the Company will give a notice to the Trustee together will a calculation of the Current Cushion Amount at this time, signed by the CFO of the Company. Replacement of the First Interest Cushion Amount or the Current Cushion, as applicable, shall be subject to the deposit of the Bank Guaranty to the Trustee, and the Trustee will return to the Company the accrued funds in the Interest Cushion Account only after reception of the Bank Guaranty in an amount equal to the First Interest Cushion Amount or the Current Cushion Amount, as applicable.

6.	Securing the Debentures

6.1.	The Debentures (Series A) are not secured by any collateral or pledges, or by any other means. For details on the Company’s undertaking not to create a general floating charge, see section 6.2 below.
To remove any doubt it is clarified that the Trustee is not obligated to examine, and in practice the Trustee has not examined the need to provide collateral to secure the payments to the Debenture Holders (Series A). The Trustee was not requested to conduct, and in practice the Trustee has not conducted an economic, accounting or legal due diligence review with regard to the condition of the Company’s business. By entering into this Deed of Trust and by consenting to serve as Trustee for the holders of (Series A) Debentures, the Trustee is not expressing its opinion, whether explicitly or implicitly, with regard to the Company’s ability to meet its obligations to the Debenture Holders (Series A). Nothing in the foregoing derogates from the

Trustee’s duties under any law and/or this Deed nor does it derogate from the Trustee’s duty (insofar as such duty applies to the Trustee pursuant to any law) to examine the effect of changes in the Company as of the date of the Prospectus, insofar as they may adversely affect the Company’s ability to meet its obligations to the Debenture Holders (Series A).

6.2.	Undertaking not to create charges

6.2.1.
The Company undertakes not to create a general floating charge on all its assets, existing and in the future,(held by the Company directly only), without the prior approval of the meeting of Debenture Holders (Series A) by ordinary resolution. It should be emphasized that the Company shall be permitted to provide guarantees to financial institutions that provide financing for subsidiaries and companies held by the Company only, without obtaining the consent of the holders of the Debentures (Series A) thereto. The Company states that as of the date of the signing of this Deed, the Company has not created and has not undertaken to create a general floating charge as stated above.

6.2.2.
In addition, the Company undertakes not to pledge its property (held thereby directly only), in whole or in part, with specific pledges (including a floating charge on the specific property/properties), without receiving the prior consent of the holders of the Debentures (Series A) by ordinary resolution, unless the pledge is given for the purpose of hedging transactions of the exchange rate of the shekel against the dollar in relation to the Debentures issued thereby and/or issued by the Company or hedging transactions on interest rate (hereinafter: "Allowed Pledge"). In this regard it should be clarified that the Company may provide guarantees to financial institutions that provide financing for subsidiaries and companies held by the Company only, without requiring the approval of a meeting of the holders of the Debentures (Series A). The Company will specify in the Board of Directors report each quarter, its compliance or non-compliance with its undertaking under section 6.2.2, and will specify, inter alia, any pledge created in accordance with this undertaking (including the purpose of the pledge created in accordance with the above). Shortly before the creation of an Allowed Pledge, the Company will provide to the Trustee a confirmation signed by the CFO of the Company, describing the pledge that the Company intends to create and confirming said pledge is an Allowed Pledge, as described in this section.

For the avoidance of any doubt it is clarified that subsidiaries of the Company may create any charge (including a floating charge) on all or part of their assets and may pledge their assets by any other means, without the approval of the meeting of Debenture Holders (Series A) and without requiring to provide any collateral in favor of the Debenture Holders (Series A) concurrently with creating charges as aforesaid.

6.2.3.
The Company undertakes that it will not assume credit from non-Israeli financial institutions and will not provide pledges to non-Israeli financial institutions, except for credit facilities which could be provided by financial institutions in the United States (including specific pledges to secure these credit facilities) to enable the implementation of hedging transactions of the exchange rate of the shekel against the dollar in relation to the Debentures issued by the Company or hedging transactions on interest rate, all subject to section 6.2.2 above. It should be clarified that the foregoing does not derogate from the Company's capacity to issue Debentures in Israel. The Company shall specify in the Board of Directors Report, for each quarter, its compliance or non-compliance with its commitments under section 6.2.3, which will specify, inter alia, any credit facility that was provided in accordance with this undertaking (including the purpose of the credit facility in accordance with the abovementioned).

For the avoidance of any doubt, it is clarified that (i) the provisions of this section 6.2.3 shall only apply to the Company, (ii) all direct and indirect subsidiaries of the Company may assume credit from non-Israeli financial institutions and may provide pledges to non-Israeli financial institutions without limitation, this without derogating from the duty of the Company to comply with the Financial Covenants of the Company as detailed in section 6.4 below and (iii) sales, transfers, redemptions, and buy-backs of shares in the REIT shall not, under any circumstances, be deemed to be an assumption by the Company of credit from non-Israeli financial institutions in violation of the provisions of this section 6.2.3.

6.3.
Prior to signing this Deed, the Company has provided the Trustee with a legal opinion by an attorney who specializes in the laws of the British Virgin Islands which apply to the Company, pursuant to which there is no legal duty in the Virgin Islands to execute a negative pledge as provided in section 6.2 above with any registry that meets the laws of the British Virgin Islands. In addition, the Company shall submit to the Trustee, on December 31 of each year, certification by an attorney that specializes in the relevant law applicable to the Company, that the Company did not register with its Registrar and/or another registrar that complies with the relevant law, any charge in favor of anyone in contrast to its undertaking in section 6.2 above. It should also be noted that the Trustee has no data which allows him to ensure that the Company is complying with its obligations as specified in section 6.2 above (and the subsections thereof) and, therefore, in order to inspect the Company's compliance with these obligations the Trustee will rely on the reports of the Company' stated below and the confirmation of the attorney as specified above, the correctness of which he will not be able to ensure. The Company shall include in its quarterly and/or periodic reports, as the case may be, reference to its compliance or non-compliance with the undertakings stated in section 6.2 above. The Company may sell, lease, assign, give or transfer in any way whatsoever, all or part of its assets, to any person it deems fit, without requiring the approval of the Trustee and/or the

Debenture Holders (Series A), as the case may be. The Company is not obligated to notify the Trustee of the transfer or sale of any of its assets unless it is a sale or transfer of a “Material Property of the Company” as it is defined in section 8.1.6 below, and is not obligated to inform the Trustee of any charge over its assets, except as stated in section 6.2 above.

6.4.	Financial covenants
Until the date of the full and final payment of the debt pursuant to the terms of the Debentures (Series A) and fulfilment of all the Company’s other obligations to the Debenture Holders (Series A) pursuant to this Deed and the terms of the Debentures (Series A), the Company shall comply at any time with the financial covenants set forth below:

(1)
The Consolidated Equity Capital of the Company (including minority interests) will not be less than USD 475 million (this amount will not be linked to the CPI) (hereinafter – the “Equity Covenant” or the “Minimum Equity”).

"Consolidated Equity Capital of the Company": The Company's equity according to the consolidated Financial Statements of the Company, including shareholder loans subordinate to the Debentures, if any;

(2)	The Net Adjusted Financial Debt ratio to the net CAP shall not exceed 70% (hereinafter: "Ratio of Debt to CAP Covenant" or "Ratio of Debt to Maximum CAP").
"Net Adjusted Financial Debt" – Debt carrying short and long term interest from banks and financial institutions plus debt carrying interest in favor of the holders of debentures issued by the Company, net of cash and cash equivalents and net of short-term investments, marketable securities and deposits (including properties with restrictions), all based on the financial statements of the Company, plus the proportionate consolidation of the net financial debt in affiliated companies and in jointly controlled companies;
“Debt carrying interest in favor of the holders of Debentures issued by the Company” – The debt of the Company to the holders of Debentures issued by the Company in accordance with the financial statements of the Company, if this debt is hedging by means of exchange rate hedging transactions, then the calculation of the said debt shall be adjusted in accordance with the effective currency exchange rate resulting from the said protection.
"Net CAP" – adjusted net financial debt in addition to the Consolidated Equity Capital of the Company (including minority rights).

(3)	The Net Adjusted Financial Debt Ratio to the Adjusted EBITDA shall not exceed 17 (hereinafter: "Ratio of Debt to EBITDA Covenant" or "Ratio of Debt to Maximum EBITDA").

“Adjusted EBITDA” – operating profit plus depreciation and amortization, with the neutralization of the gains (losses) from the revaluation of the investment real estate, with the addition of the proportionate consolidation of the operating profit plus depreciation and amortization, with the neutralization of the gains (losses) of the revaluation of the investment real estate of associates and jointly controlled companies.
The adjusted EBITDA will be calculated based on the accumulated data of the last four quarters.
Note that in case of purchase of one or more income-producing properties to while increasing the Net Financial Debt, the financial covenant will be calculated by adding to the numerator of the adjusted annualized EBITDA, the adjusted EBITDA generated by that property while standardizing the adjusted EBITDA of this property in annualized terms.

(4)
During the period before the company has invested at least 75% of the net proceeds of the offering in accordance with the chapter regarding use of the proceeds of the issuance in the Prospectus (hereinafter in this section only: the "Undertaking Period") , the company will not be allowed to sell real estate assets ("The sold assets") (excluding lands), unless the remaining Adjusted EBITDA, as defined above, of the Company, after deducting the proportion of Adjusted EBITDA, attributed to the sold assets is not less than US$ 45 million (this amount will not be linked to the CPI) (hereinafter – the “EBITDA Covenant” or the “Minimum EBITDA”).

After the end of the Undertaking Period, the Company will give to the Trustee a notice stating that the Undertaking Period has passed, and this undertaking as detailed in section 6.4(4) has expired and is no longer valid and therefore will not constitute anymore grounds for immediate repayment as described in Section 8.1.38.

(5)
The consolidated Scope of the Projects for Development of the Company (including the share of the Company in associate companies and in companies under joint control) shall not exceed 10% of the Adjusted Balance of the Company (within its meaning hereunder) (hereinafter: "the Scope of Projects under Development to Adjusted Balance Covenant" or "Maximum Ratio of Scope of Projects under Development to Adjusted Balance");

"Scope of Projects for Development of the Company" – the cost of investment (separate than the fair value) of the Company in projects whose construction started as of the date of the relevant financial statements, and for which no Temporary Certificate of Occupancy (TCO) was obtained yet. It should be clarified that development and renovation works performed in existing income-producing assets of the Company, will not be considered as part of the definition of "Scope of Projects for Development of the Company".
"Adjusted Balance" – the total reconciled balance of the Company in addition to the share of the Company in associate companies and companies under joint control;

The examination regarding the Company’s compliance with the financial covenants in subsections (1) to (5) above will be conducted on the date of publication of the Company’s financial statements and as long as the Debentures (Series A) are outstanding, in relation to the annual/quarterly financial statements which the Company would have published until that date.
The Company will specify in the Board of Directors’ report for the relevant period whether or not it complies with the financial covenants in subsections (1) to (5) above, including an indication of the numerical value of each of the financial covenants. In addition, the Company shall deliver to the Trustee a confirmation from the chief financial officer together with the relevant calculations in an active Excel file concerning compliance with the financial covenants in paragraphs (1) to (5) above, not later than 7 business days from the date of publication of the quarterly/annual financial statements, as applicable.
If the Company’s equity drops below the Minimum Equity and/or the ratio of the debt to the CAP exceeds the ratio of the debt to the maximum CAP the ratio of the debt to the EBITDA exceeds the ratio of the debt to the maximum EBITDA and/or the EBITDA covenant was breached and/or the Ratio of Scope of Projects under Development to the Adjusted Balance exceeds the Maximum Ratio of Scope of Projects under Development to Adjusted Balance, the Company shall notify the Trustee of such in writing and report this data and the meaning of this data by means of an immediate report via the Magna system, no later than one business day after the publication of the financial statements (quarterly and annual). For purposes of this section, reporting via the Magna system will not be considered reporting to the Trustee.
Failure to comply with the Equity Covenant for two consecutive quarters and/or failure to comply with the debt to CAP ratio covenant for two consecutive quarters and/or failure to comply with the Ratio of Debt to EBITDA Covenant for two consecutive quarters and/or failure to comply with the EBITDA Covenant for two consecutive quarters (during the Undertaking Period) and/or the failure to comply with the Scope of Projects under Development to Adjusted Balance Covenant for two consecutive quarters, shall constitute grounds for declaring the outstanding balance of the Debentures (Series A) due and payable, as specified in sections 8.1.13, 8.1.14,8.1.29, 8.1.38 and 8.1.39 below (respectively).

7.	Early redemption

7.1.	Early redemption at the discretion of the TASE

If the Tel Aviv Stock Exchange decides to delist the Debentures from trading because the value of the bond series falls below the amount prescribed in the TASE Regulations regarding delisting, the Company shall act as follows:

A.	Within 45 days from the date of the TASE Board of Directors resolution to delist the Debentures, the Company will announce an early redemption date on which the holder may redeem the Debentures.

B.
The early redemption date with regard to the Debentures will not take place no less than seventeen (17) days from the date of publication of the announcement and no later than forty five (45) days from said date, but not during the period between the Effective Date for the payment of Interest and the actual date of payment thereof.

C.
On the early redemption date, the Company will redeem the Debentures whose Holders asked to redeem them, in accordance with the balance of the nominal value thereof and the addition of interest that has accrued on the principal until the actual redemption date (the interest will be calculated on the basis of 365 days per year).

D.
The setting of an early redemption date as aforesaid is without prejudice to the rights of redemption as stipulated in the Debentures, for those Holders of the Debentures who do not redeem them on the early redemption date as aforesaid, but the Debentures will be delisted from the TASE, and the resulting tax implications will apply thereto.

Early redemption of the Debentures as aforesaid, will not grant to a Debenture Holder who redeems same as stated the right to the payment of interest in respect of the period after the redemption date.
The Company will publish notice of the earliest redemption date in an immediate report. The said notice will also detail the proceeds of the early redemption.

7.2.	Early redemption at the discretion of the Company
The Company may, at its sole discretion, call the Debentures (Series A) for early redemption, fully or partially, at any time, commencing 60 days have passed after the date of the listing thereof on the TASE, in which case the following provisions shall apply, all subject to the guidelines of the Securities Authority and the provisions of the TASE Rules and Regulations as shall be in effect on the relevant date:

A.	The frequency of early redemptions shall be limited to one per quarter.

B.
If an early redemption was scheduled for a quarter with a pre-scheduled interest payment, or partial redemption payment or final redemption payment, the early redemption will occur on the date designated for such payment.

For purposes of this section, “quarter” shall mean any of the following periods: January-March, April-June, July – September, October – December.

C.
The minimum amount of an early redemption of Debentures shall not be less than NIS 1 million. Notwithstanding the aforesaid, the Company may make an early redemption of Debentures totaling less than NIS 1 million provided the number of redemptions a year will be limited to one. All in accordance with TASE guidelines in this regard.

D.	Any early redemption amount will be paid on a pro rata basis to the Debenture Holders (Series A) at the par value of the Debentures (Series A) held.

E.
Upon the Company’s Board of Directors’ resolution to make an early redemption as aforesaid, the Company shall publish an immediate report with a copy to the Trustee no less than seventeen (17) days and no more than forty five (45) days prior to the early redemption date. The early redemption date shall not occur in the period between the record date for interest payment in respect of the Debentures (Series A) and the actual interest payment date. In said immediate report, the Company will publish the early redemption amount of the principal and the interest accrued on the principal until the early redemption date, in accordance with the following provisions.

F.
On the date of a partial early redemption, as the case may be, the Company will pay to the Debenture Holders (Series A), the interest accrued only on the part of the partial early redemption, and not for the entire outstanding balance. An early redemption will not be made for a portion of the Debentures (Series A) if the last redemption amount is less than NIS 3.2 million.

G.
On the date of a partial or full early redemption, should there be one, the Company shall give notice in an immediate report of: (1) the percentage of the partial or full redemption in terms of the unpaid balance; (2) the percentage of the partial or full redemption in terms of the original series; (3) the interest rate of the partial or full redemption on the redeemed part; (4) an update of the percentage of the partial redemptions that remain, in terms of the original series; (5) the record date for eligibility to receive an early redemption of the debenture principal that shall be twelve days (12) prior to the date set for the early redemption, all as the case may be.

H.
The amounts payable to the Debenture Holders (Series A) in the event of early redemption, shall be the higher of: (1) the market value of the outstanding Debentures (Series A), which will be determined based on the average closing price of the Debentures (Series A) in the thirty (30) trading days prior to the date of the Board of Directors’ resolution regarding an early redemption; (2) the liability value of the outstanding Debentures (Series A) called for early redemption, that is, the principal plus interest, until the actual early redemption date; (3) the balance of cash flow of the Debentures (Series A) called for early redemption (principal plus interest), discounted at the government bond yield (as defined below) plus 1.5% per annum. The discounting of the Debentures (Series A) that are called for early redemption will be calculated from the early redemption date to the last repayment date scheduled for the Debentures (Series A) which are called for early redemption.

For purposes of this section – “Government Bond Yield” means the average yield (gross) to maturity in the seven business day period that ends two business days before the date of the notice of early redemption notice, of three series of government bonds in shekel not linked, whose average life is the closest to the average life of the Debentures (Series A) on the relevant date.

I.
The Company shall furnish to the Trustee, within five business days from the date of resolution of the Board of Directors, a certification signed by the chief financial officer regarding calculation of the redemption amount.

J.
Notwithstanding with the aforesaid, in case of Liquidation event occurs as detailed in section 6A.3 to the Prospectus before full repayment of the Debentures (Series A), the Company will act to make early redemption for the rest of the Debentures and the provisions of this section will be in forced in a manner that the balance of cash flow of the Debentures (Series A) called for early redemption (principal plus interest), will be discounted at the government bond yield (as defined above) plus 1% per annum. For the avoidance of doubt, it should be clarified that Liquidation event shall not constitute grounds for the Debentures (Series A) for immediate repayment, including under section 8.1.6 below.

8.	The right to declare the Debentures due and payable

8.1.	Upon the occurrence of one or more of the cases listed in this section below, the provisions of Section 8.2 below will apply, as relevant:

8.1.1.	If the Debentures (Series A) are not repaid on time or if another material obligation made to the holders thereof is not met, and the Company has not cured such default within 7 business days.

8.1.2.
If the Company files an order for the stay of proceedings or if an order for the stay of proceedings is given against the Company or if the Company files a motion for a settlement or arrangement with the creditors of the Company pursuant to Section 350 of the Companies Law (except for purposes of merging with another company, as specified in 8.1.17 below and/or restructuring of the Company, including a split, which are not prohibited under the terms of this Deed and except for arrangements between the Company and its shareholders), or if the Company make another offer to its creditors for a settlement or arrangement as aforesaid, due to its inability to meet its obligations on time of the Company, which are not prohibited under the terms of this Deed and which do not affect the ability to repay the Debentures (Series A)).

It is clarified that for the purpose of this subsection, order for the stay of proceedings or application pursuant to Section 350 of the Companies Law and/or a motion for a settlement or arrangement otherwise with respect to the Company, will be procedures in accordance with the Israeli law or a parallel procedures, according to a foreign law, parallel in all material aspects to the Israeli procedure.

8.1.3.
If an application was filed pursuant to Section 350 of the Companies Law against the Company (not with the Company’s consent) which was not dismissed or cancelled within 60 days from the date of submission thereof, if filled in Israel (hereinafter in the section: the "Cure Period").

It is clarified that for the purpose of this subsection, application pursuant to Section 350 of the Companies Law with respect to the Company, will be procedures in accordance with the Israeli law or a parallel procedures, according to a foreign law, parallel in all material aspects to the Israeli procedure.
It should be clarified that the Cure Period with regard to said application filled outside of Israel will be 90 days from the date of submission thereof

8.1.4.
If the Company adopts a valid resolution for the winding up thereof (other than winding up for the purpose of a merger with another company as specified in section 8.1.17 below), or if a permanent liquidator has been appointed for the Company and/or a final winding up order has been made by the court.

It is clarified that for the purpose of this subsection, winding up procedures with respect to the Company, will be procedures in accordance with the Israeli law or a parallel procedures, according to a foreign law, parallel in all material aspects to the Israeli procedure

8.1.5.
If a temporary liquidation order has been granted and/or a temporary liquidator has been appointed and/or any judicial decision of a similar nature has been rendered, and such order or decision were not dismissed or cancelled within 45 days of the date of issuing the order or rendering the decision, as the case may be. Notwithstanding the aforesaid, the Company will not be provided any remedy period with respect to applications made or orders issued, as the case may be, by the Company or with its consent.

It is clarified that for the purpose of this subsection, liquidation procedures, will be procedures in accordance with the Israeli law or a parallel procedures, according to a foreign law, parallel in all material aspects to the Israeli procedure

8.1.6.
If an application has been filed for receivership or the appointment of a receiver (temporary or permanent) for the Company or for a Material Property of the Company (as the term is defined below), or if an order has been issued for the appointment of a temporary receiver, which were not dismissed or cancelled within 45 days of the date of filing the application or issuing the order, as the case may be; or – if an order has been filed for a permanent receiver for the Company or for a Material Property of the Company (as the term is defined below). Notwithstanding the foregoing, the

Company will not receive any cure period with respect to the requests or orders submitted or given, as the case may be, by the Company or with its consent.
“Material Property of the Company” is a property or a number of cumulative properties of the Company or corporations under its control, the value of which, in accordance with the latest consolidated financial statements (audited or reviewed), on the date of an event of default the Company, exceeds 30% of the total consolidated assets of the Company under these financial statements (As in the case of a property owned by a company controlled by the Company, the value of the property shall be in accordance with the Company's share in that company). It is clarified that an asset used as collateral for a non-recourse loan shall not be deemed a Material Property for purposes of this section.
It is clarified that for the purpose of this subsection, receivership procedures, will be procedures in accordance with the Israeli law or a parallel procedures, according to a foreign law, parallel in all material aspects to the Israeli procedure

8.1.7.
If an attachment is imposed or if actions of execution are carried out in connection with a Material Property of the Company (as such term is defined in section 8.1.6 above), and the attachment is not rescinded, or the action is not cancelled, as the case may be, within 45 (forty five) days following the imposition or execution thereof, as the case may be. Notwithstanding the foregoing, the Company will not be granted any remedy period in relation to the applications filed or orders issued, as the case may be, by the Company or with its consent.

It is clarified that for the purpose of this subsection, foreclosure procedures against the Company, will be procedures in accordance with the Israeli law or a parallel procedures, according to a foreign law, parallel in all material aspects to the Israeli procedure

8.1.8.	If there is a real concern that the Company will not meet, or that the Company has failed to meet, its material obligations toward the debenture holders (Series A).

8.1.9.	If the Company terminated or announced its intent to terminate the payment of its debts or ceased or announced its intent to cease to conduct its business affairs, as they shall be from time to time.

8.1.10.
If there was material deterioration in the Company’s business compared to its condition on the date of initial offering of the Debentures (Series A) and there is real concern that the Company would not be able to repay the Debentures (Series A) on time.

8.1.11.	If the Company breaches its commitment detailed in section 5.8 above.

8.1.12.
If an actual immediate repayment arose in another series of Debentures issued by the Company, which is listed for trading on the TASE, (hereinafter in this section – “the Other Series”) or in another material debt of the Company, the liability value of which is at least US$ 150 million or in the debt of an affiliated company in which the product of the holdings (in the final chain) in the affiliated company of the value of the liability is equal to or higher than US$ 150 million according to the latest published consolidated financial statements of the Company (whether audited or unaudited) (hereinafter – “the Other Debt”),. A non-recourse loan to a borrower shall for this purpose not be considered as Other Debt, as stated above. It is noted that in connection with the Other Debt, where the Company’s indebtedness arises from the provision of a guarantee to repay that debt, the grounds specified in this section 8.1.12 shall exist provided the following terms are met: (1) the Company’s guarantee to repay the debt is not limited in amount or is limited to an amount higher than the amount of the Other Debt (as defined above); and (2) the Company was required to repay at least an amount that is higher or equal to the said Other Debt; if these terms are met the aforesaid grounds will exist as of the date on which the Company was required to actually repay the Other Debt and not from the date of declaring that debt due and payable, provided these dates do not overlap.

8.1.13.	If the Consolidated Equity Capital of the Company (including minority interests) drops below the minimum equity, as it is defined in section 6.4(1) above, for two consecutive quarters.

8.1.14.	If the debt to CAP ratio exceeds the debt to maximum CAP ratio, as it is defined in section 6.4(2) above, for two consecutive quarters.

8.1.15.
If the rating of the Debentures (Series A) by the Rating Agency will below BBB (triple B). In the event that the Rating Agency is replaced, the Company shall submit to the Trustee a comparison between the ratings scale of the replaced Rating Agency and the ratings scale of the new Rating Agency.

For purposes of this section 8.1.15, it is emphasized that as long as the Debentures (Series A) are rated by more than one Rating Agency, the review of the rating with respect to the grounds for immediate repayment shall be conducted, at any time, based on the lower rating.

8.1.16.
Without limiting the generality of section 7.2.i above, if the Company sells to another / others all its assets or Bulk of the Company’s assets during two consecutive calendar quarters (including in a specific sale during the said quarters), and the Debenture Holders (Series A) have not approved the sale by a special majority. For purposes of this subsection – “Sale To Another” – shall mean sale to any third party whatsoever (including a company and/or REIT in the KBS Group), except for sale to companies wholly owned by the Company; “Bulk of the Company’s assets” – shall mean an asset or several assets the cumulative value of which (as the case may be) in the last financial statements published before the relevant event occurred exceeds 60% of the value of its assets in the consolidated balance sheet, based on the said financial statements.

8.1.17.
If a merger of the Company was performed without the prior approval of the Debenture Holders (Series A) by a special majority, unless the the recipient company warrants to the Debenture Holders (Series A), including by means of the Trustee, at least 10 business days before the date of the merger, that there is no reasonable concern that because of the merger the recipient company will not be able to meet its obligations to the Debenture Holders (Series A). Nothing in this section shall derogate from the other grounds for immediate repayment that are granted to the Debenture Holders pursuant to section 8.1 above and below, and 30 days prior to the date of the planned merger, all the grounds enumerated in section 8.1 shall apply to the recipient company as if it were the Company. With regard to sections the provisions of which arise from the Company’s financial statements, the review shall be conducted in relation to the financial statements of the recipient company following the merger.

8.1.18.
If trading in the Debentures (Series A) on the TASE was suspended by the TASE, except for suspension on the grounds of ambiguity as stated in the fourth part of the TADSE Regulations, and 60 days have elapsed from the date of suspension during which the suspension was not cancelled.

8.1.19.	If the Company is wound up or liquidated for any reason whatsoever.

8.1.20.
If the Company commits a fundamental breach of the terms of the Debentures (Series A) and/or the Deed of Trust, and if it turns out that a representation of the Company’s representations in the Debentures and/or the Deed of Trust are incorrect and/or incomplete, and the Trustee has instructed the Company in writing to remedy the breach and the Company failed to remedy such breach within 7 business days of receipt of the notice.

8.1.21.
If the Debentures (Series A) cease to be rated for a period longer than 60 days due to reasons and/or circumstances within the Company’s control (for purposes of this section, inter alia, failure to make the payments that the Company has undertaken to pay the Rating Agency and failure to deliver the reasonable reports and information which are required by the Rating Agency as part of the contract between the Company and the Rating Agency, shall be deemed as reasons and circumstances under the Company’s control).

8.1.22.	If the Company expands the Debenture series (Series A) or issues additional debenture series, in violation of the provisions of section 4 of the Deed of Trust.

8.1.23.	If the Company ceases to be a Reporting Corporation.

8.1.24.	If the Company does not publish a financial statement as is it required to publish under any law, within 30 days of the final date for publication thereof.

8.1.25.	If the Debentures (Series A) are delisted from the TASE.

8.1.26.	[Intentionally omitted due to duplication]

8.1.27.	If the Company violates any of its undertakings in section 6.2 above.

8.1.28.
If the Company breaches its commitment to deposit funds in the Expenses Cushion Account, as specified in section 5.6 above, within 14 business days from the date of issuance of the subject of the prospectus.

8.1.29.	If the debt to EBITDA ratio exceeds the debt to maximum EBITDA ratio, as it is defined in section 6.4(3) above, for two consecutive quarters.

8.1.30.	If the Company would stop to be held 100% (indirectly) by the REIT.

8.1.31.	If the Company has made distribution in violation of the Distribution Restriction provisions as such term is defined in section 5.9.1, as specified in section 5.9.1 above.

8.1.32.	If the Company would make a Special Transaction (as such term is defined in section 5.10 above) without the prior approval of the Debenture Holders (Series A) in an Ordinary Resolution.

8.1.33.	If a “Going Concern” comment is registered in the financial statements of the Company for a period of two consecutive quarters.

8.1.34.
If a the percentage of one of the commissions included in the Management agreement, as described in section 6A.4.b of the Prospectus, was increased by more than 10% per calendar year and as a result of such increase, was increased the percentage of such commission in the Back to Back agreement (as defined in chapter 7 of the Prospectus) by more than 10% per calendar year, without the prior consent of the Debentures Holders (Series A) by an Ordinary Resolution.

8.1.35.	If any of the events listed in sections 8.1.2 to 8.1.5 above, occurred with respect to the Partnership or to the REIT.

8.1.36.
In a case that the REIT will operate in the in the business activity of the Company (as described in section 5.8 above) not through the Company, without the approval of the Debentures Holders (Series A) by a special resolution.

8.1.37.	If the Company or a Related Entity (as defined in section 3.2 above) breaches its commitment relative to repurchase of Debentures as specified in sections 3.1 and 3.2 above

8.1.38.
If the Company breaches the EBITDA covenant, as such term is defined in section 6.4(4) above, for two consecutive quarters. It should be clarified, that after the end of the Undertaking Period and provision of a notice of the Company to the Trustee as described in section 6.4(4), this section 8.1.38 shall not constitute anymore grounds for immediate repayment and will be void and canceled.

8.1.39.
If the ratio between the Scope of Projects for Development of the Company and the Adjusted Balance of the Company exceeds the Maximum Ratio of Scope of Projects under Development to Adjusted Balance, as it is defined in in section 6.4(5) above, for two consecutive quarters.

8.1.40.	In the case the Company fails to meet its obligation set forth in Section 5.13 above.

8.1.41.
If the Company breaches its commitment to deposit funds in the Interest Cushion Account, as specified in section 5.14 above, within 14 business days from the date of issuance of the subject of the Prospectus (from the date of reception of the proceeds of the issuance by the Issuance Coordinator).

8.2.	In the event of one of the instances set out in sections 8.1.1 to 8.1.41 (inclusive) above (hereinafter: "Default Events"), the following provisions shall apply, as applicable:

8.2.1.
Upon the occurrence of Default Events, , the Trustee shall be obligated to convene a general meeting of Debenture Holders (Series A), the date of which shall be 21 days after the date of invitation thereof (or a shorter date in accordance with the provisions of section 8.2.4 below), and whose agenda will include a resolution regarding the immediate repayment of the outstanding balance of the (Series A) Debentures, due to the occurrence of any of the Default Events, above, as the case may be. The notice of the meeting shall state that if the Company acts to cancel and/or discontinue the event specified in section 8.1 above, in respect of which the meeting was convened, on or prior to the date of the meeting, then the meeting of Debenture Holders shall be cancelled.

8.2.2.
The holders’ resolution to declare the Debentures (Series A) due and payable shall be adopted at a meeting attended by holders of at least fifty percent (50%) of the nominal value of the outstanding Debentures (Series A), by a majority of holders of the outstanding par value of the Debentures participating in the vote or such majority at an adjourned meeting attended by holders of at least twenty (20%) of the aforesaid outstanding nominal value.

8.2.3.
If as of the date of the meeting, any of the Default Events has not been cancelled or removed, and a resolution in the meeting of the Debenture Holders (Series A) has been adopted in the manner stipulated in section 8.2.3 above, the Trustee will be obligated, without delay, to declare the outstanding balance of the Debentures (Series A) due and payable, provided the Company has been in advance a notice of its intent to do so.

8.2.4.	Publication of a notice of meeting shall constitute a prior written warning to the Company of its intent to declare the Debentures due and payable as aforesaid.

8.2.5.
The Trustee may, at its discretion, reduce the period of 21 days specified in section 8.2.1 above if he deems it necessary to protect the rights of the Debentures Holders (Series A) not give to the Company a notice in advance regarding its intention to declare the Debentures due and payable as provided in section 8.2.3 above, should the Trustee be of the opinion that there is reasonable concern that delivery of said notice, could undermine the possibility to declare the Debentures due and payable.

8.2.6.
If any of the subsections of section 8.1 above stipulate a reasonable period in which the Company may take action or make a decision that will remove the grounds for immediate repayment, the Trustee or the holders may declare the Debentures due and payable as stated in section 8, only if the period stipulated as aforesaid has elapsed and the grounds have not been removed; however, the Trustee may reduce the said period if it is of the opinion that it could materially prejudice the rights of the Holders.

8.2.7.	To remove any doubt, nothing in section 8.2 above shall derogate from the powers of the Trustee to declare the Debentures (Series A) due and payable at its discretion.

8.2.8.
Notwithstanding the provisions of section 8.2 above, in the event that the Company requests the Trustee in writing to appoint an urgent representation, the provisions stipulated in the third Schedule to the Deed of Trust shall be followed.

8.2.9.
To remove any doubt it is clarified that the immediate repayment shall be based on the nominal value of the outstanding Debentures (Series A), including interest accrued on the principal amount, while the interest will be calculated for the period beginning after the final day in respect of which interest was paid and ending on the immediate repayment date (the calculation of the interest for a portion of the year will be based on 365 days a year).

8.2.10.
To remove any doubt, it is clarified that the right of immediate repayment as aforesaid and/or declaring the Debentures due and payable shall not impair or prejudice any other or additional remedy available to the Debenture Holders (Series A) or to the Trustee under the terms of the Debentures (Series A) and the provisions of this Deed or pursuant to any law and the decision not to call the Debentures due and payable upon the occurrence of any of the events listed in section 8.1 above, shall not constitute a waiver of the rights of the Debenture Holders or the Trustee.

9.	Claims and proceedings by the Trustee

9.1.	In addition to any provision herein and as an independent authority, the Trustee may, at its discretion and without giving additional notice, adopt all such proceedings,

including legal proceedings and applications for orders, as it finds fit and subject to the provisions of any law, to protect the rights of the Debenture Holders (Series A) and enforce the Company’s duty to meet another obligation under the Deed of Trust. Nothing in the foregoing shall prejudice and/or derogate from the Trustee’s right to institute legal and/or other proceedings, even if the Debentures (Series A) have not been declared due and payable, all with a view to protecting the Debenture Holders (Series A) and/or for purposes of issuing any order with regard to Trusteeship matters and subject to the provisions of any law. Notwithstanding the provisions of this section it is clarified that the right to declare the Debentures due and payable will arise only in accordance with the provisions of section 8 above and not by virtue of this section.

9.2.
The Trustee will be required to act as stated in section 9.1 above, if required to do so by an ordinary resolution of the general meeting of the holders of Debentures (Series A), unless it regards the circumstances to be incorrect and/or unreasonable to so act and appeals to the appropriate court with a request for instructions on the matter at the first reasonable time.

9.3.
The Trustee is entitled, prior to initiating the above stated proceedings, to convene a meeting of the holders of Debentures in order for the holders to make a decision by ordinary resolution with regard to the procedures to be taken to exercise their rights under this Deed. The Trustee will also be entitled to reconvene meetings of the holders of the Debentures (Series A) to obtain instructions regarding the management of the said proceedings. The Trustee’s action will be carried out in such cases without delay and at the first reasonable possible date. For the avoidance of doubt, it should be clarified that the Trustee is not entitled to delay the implementation of immediate repayment decided by a meeting of the holders of Debentures (series A) in accordance with section 8 above, unless the event for which the decision to call for immediate repayment has been canceled or removed. It should be clarified that despite the foregoing in section 9.1 above, the Trustee will submit a request to liquidate the Company only after a decision has been passed by ordinary resolution at a general meeting of the holders of Debentures (series A).

9.4.
Subject to the provisions of this Deed of Trust, the Trustee is entitled, but not obliged, to convene at any time, a general meeting of the holders of Debentures (Series A) in order to discuss and/or receive its instructions on any matter relating to this Deed. For the avoidance of doubt, the Trustee is not entitled to delay the implementation of immediate repayment decided by the holders of the Debentures (Series A) in accordance with section 8 above, unless the event for which the decision to call for immediate repayment has been canceled or removed.

9.5.
Any time the Trustee is obligated under the terms of this Deed to take any action, including instituting proceedings or filing claims at the request of the holders of Debentures (Series A) as stated in this section, the Trustee is entitled, at its sole discretion, to avoid taking any said action until such time as it receives instructions from the meeting of the holders and/or instructions from the court to which the Trustee appealed, at its sole discretion, with a request for instructions in the event that it believed that there is a need for such instructions. For the avoidance of doubt, the Trustee is not entitled to delay the implementation of immediate repayment or the exercise of collateral that was provided (if provided) decided by a general meeting of the holders of Debentures in accordance with section 8 above, unless the event for which the decision to call for immediate repayment has been canceled or removed.

10.	Receipts held in Trust
All receipts collected by the Trustee, except for its fees, expenses and repayment of any debt to it, in any way whatsoever, including but not only in consequence of declaring the Debentures due and payable, and/or as a result of proceedings instituted by it, if any, against the Company, shall be held by the Trustee in trust and shall be used for such purposes and according to the order of priorities as follows:
First – for the settlement of all expenses, payments, levies and obligations incurred by the Trustee, imposed on it, or caused in the course or in consequence of acts to execute the trust or otherwise, with respect to the terms of the Deed of Trust, including its fee (provided the Trustee does not receive its fee from the Company or from the Debenture Holders). Second – for the payment of any other amount pursuant to the “undertaking to indemnify” (as this term is defined in section 26.1.6 below); Third – for the payment to the Debenture (Series A) Holders who incurred payments pursuant to section 26.3.2 below;
The balance will be used, unless decided otherwise in a special resolution of a meeting of Debenture Holders (Series A), and subject to the TASE Regulations as shall be in effect from time to time, for such purposes and according to the following priorities: (a) First – to pay to the Debenture Holders interest in respect of the Debentures, including the arrears of the interest due to them under the terms of the Debentures (Series A), pari passu and pro rata to the sums of interest payable to each of them, without preference or priority with respect to any of them; (b) Second - to pay to the Debenture Holders (Series A) the arrears of the principal under the terms of the Debentures pari passue and pro rata to the amount of the principal in arrears payable to each of them, without preference or priority with respect to any of them; (c) Third – to pay to the Debenture Holders (Series A) the amounts of the interest owed to them under the terms of the Debentures held by them pari passu, and pro rata to the sums payable to each of them, without preference as to the time priority of the issuance of the Debentures by the Company or otherwise; (d) Fourth – to pay to the Debenture Holders (Series A) the amounts of the principal owing to them under the terms of the Debentures they hold, pari passu, whether or not such amounts have become due and pro rata to the sums owing to them, without any preference as to the time priority of the issuance of the Debentures (Series A) by the Company or otherwise.
The surplus, if any, shall be paid by the Trustee to the Company or its successors, as the case may be.
Withholding tax will be deducted from the payments to the Debenture Holders (Series A), to the extent there is a requirement to deduct withholding tax under any law.
The Debenture Holders (Series A) may change the above priorities by a special resolution adopted at a meeting of holders, in relation to alternatives (a) to (d) only. The above is subject to approval by the tax authority.
It is clarified that if the Company was required to incur any of the expenses but failed to do so, the Trustee shall act to collect said amounts from the Company and if it succeeds in obtaining them they will be held by it in trust and will be used for the purposes and according to the order of priorities specified in this section.

11.	Power to demand payment to the holders through the Trustee
The Trustee may instruct the Company in writing to transfer to the Trustee’s account (for the Debenture Holders) some of the payment (interest and/or principal) which the Company is required to pay the Holders, so that the amount intended for settlement as aforesaid will be transferred to the Trustee’s account (for the Debenture Holders) no later than one business day prior to the date of repayment to the Debenture Holders for the purpose of financing the proceedings and/or expenses and/or the Trustee’s fees pursuant to this Deed. The Company may not refuse to act in accordance with said notice and it shall be deemed to have fulfilled its obligations to the Holders if it proves that it has transferred the full amount to the credit of the Trustee’s account. Nothing in the foregoing shall relieve the Company of its obligation to incur the expenses and fees as aforesaid where it is required to incur them under this Deed or pursuant to any law. In addition, nothing in the foregoing shall derogate from the Trustee’s duty to act reasonably to obtain the amounts due to the Holders from the Company, which was used to finance the proceedings and/or expenses and/or the Trustee’s fees under the Deed of Trust.

12.	Power to withhold distribution of funds
Notwithstanding the provisions of section 10 above, in the event that the monetary sum obtained in consequence of the institution of proceedings as aforesaid, which at any time is available for distribution, as set out in section 10 above, is less than NIS 1 million, the Trustee shall not be obligated to distribute same, and it may invest such sum, in whole or in part, in such investments as are permitted under section 17 below and substitute such investments from time to time by other permitted investments under this Deed, as it deems fit according section 17 below. Where such investments, including accruals thereon, together with other funds received by the Trustee, total such amount as is sufficient to pay the aforementioned amount, the Trustee shall pay same to the Holders in accordance with the order of priorities set out in section 10 above. In the event that by the earlier of: the date of payment of the interest and/or principal or 3 months after receipt of the monetary amount, the Trustee does not have a sufficient sum to pay at least NIS 1 million, the Trustee may distribute the funds held by it to the Debenture Holders.
Notwithstanding the foregoing in this section 12 above, the Debenture Holders (Series A), according to the resolution adopted by them, may instruct the Trustee to pay them the distributable funds obtained by the Trustee as set forth in section 10 above, even if the sum total is less than NIS 1 million even if the time for payment of principal and/or interest has not arrived under the terms of the Debentures, subject to the provisions of the TASE Regulations and its guidelines as shall be in effect at the time. Notwithstanding the foregoing, the Trustee’s fees and the Trustee’s expenses will paid from the said funds when they become due (with respect to the expenses already paid to the Trustee, the Trustee will be reimbursed for said expenses immediately when the funds are obtained by the Trustee) even if the amounts obtained by the Trustee are less than NIS 1 million.

13.	Notice of distribution
The Trustee shall give notice to the Debentures Holders (Series A) of the date and the place of effecting any payment of the installments set out in sections 10 and 12 above, in a prior 14 days' notice to be delivered to them in the manner designated in section 27 below. After the date designated in the notice, the Debenture Holders (Series A) shall be entitled to interest thereon at the rate designated in the Debentures, only in respect of the outstanding balance of the principal (if any), after deduction of the amount paid, or offered to be paid to them as aforesaid.

14.	Failure to pay for reasons out of the Company’s control

14.1.
Any amount due to the Debenture Holders (Series A) which was not paid on the date prescribed for its payment, for a reason that is out of the Company’s control, while the Company was willing and able to pay said amount (hereinafter: the "Impediment", shall cease to bear interest from the date designated for its payment and the Debenture Holder (Series A) will only be entitled to the amount he was entitled to on the date prescribed for repayment thereof on account of the principal or the interest.

14.2.
The Company shall deposit with the Trustee, within 14 days of the date designated for payment, the sum of the installment not paid in a timely fashion, as set out in section 14.1 above, and shall give notice in writing according to the addresses available to it, if any, to the Debenture Holders (Series A), of such deposit, and such deposit shall be deemed as settlement of such installment, and, in the event of settlement of everything owing for the Debenture, also as redemption of the Debentures (Series A) by the Company.

14.3.
Any amount held by the Trustee in trust for the holders shall be deposited by the Trustee in a bank and held by it, in its name or on its behalf, at its discretion, in permitted investments as set forth in section 17 below. If the Trustee did same it will owe the holders, in respect of said amounts, only the proceeds from the disposal of the investments less the expenses related to said investments, including for the management of the trust account and less its fees and mandatory payments, and it shall pay same to the holders against such certifications as shall be required by it to its satisfaction. Once the Trustee receives notice from the holder that such Impediment has been lifted, the Trustee shall transfer to the holder all the funds accumulated in the deposit as a result of the disposal of the investment, net of all the reasonable expenses and the trust fund management fees and net of any applicable tax under the law. Payment shall be effected against presentation of certifications, which are acceptable by the Trustee, regarding the holder’s right to receipt thereof.

14.4.
The Trustee shall hold such funds and shall invest them according to the provisions of section 17 below, up to the end of one year from the final settlement date of the Debentures (Series A). After such date, the Trustee shall return such amounts to the Company, including profits arising from their investment, less its reasonable expenses and less its fees and other expenses which were expended in accordance with the provisions of this Deed (such as payment to service providers, etc.), and the Company shall hold such amounts in trust for the Debenture Holders (Series A) that are entitled to such sum for a period of up to seven (7) years from the date of final repayment of the Debentures (Series A), and with respect to the sums transferred to it by the Trustee, as aforesaid, the provisions of subsection 14.3 above shall apply to it, mutatis mutandis. Funds that are not claimed from the Company by the Debenture Holders (Series A) at the end of seven years (7) from the date of final repayment of Debentures (Series A), shall be transferred to the Company’s possession, and it may use the remaining funds for any purpose whatsoever, subject to the publication by the Company to the Debentures Holders (Series A), 30 days before the end of the seven (7) years from the date of final repayment of Debentures (Series A), regarding the rights of Debentures Holders (Series A), to require the aforesaid funds . As soon as the amounts as returned to the Company the Trustee will not owe the Debenture Holders (Series A) any payment in respect of the amounts held by it as aforesaid.

14.5.
The Company shall confirm to the Trustee, in writing, the return of the amounts as stated in section 14.4 above and the receipt thereof on behalf of the Debenture Holders (Series A), and shall indemnify the Trustee for any claim and/or expense and/or damage of any type whatsoever incurred by it, in consequence of, and due to, the transfer of the funds as aforesaid, unless the Trustee has acted negligently (except for negligence which is exempt by law as shall be in effect from time to time), in bad faith or maliciously.

15.	Receipt from the Debenture Holders and from the Trustee

15.1.
A receipt from a Debenture Holder (Series A) or written confirmation by the TASE member of the transfer or a transfer through the TASE Clearing House for any payment on account of the principal and the interest paid to him by the Trustee, in connection with the Debenture, shall serve as absolute exemption of the Trustee in connection with the performance of the payment of the sums designated in the receipt.

15.2.
A receipt from the Trustee as to the deposit of the amounts of the principal and the interest with it, for the benefit of the Debenture holders (Series A), shall be deemed as a receipt from the Debenture Holder (series A) for purposes of the provisions of section 15.1 above, with respect to the exemption of the Company in connection with the performance of the payment of the sums designated in the receipt.

15.3.	Funds distributed as aforesaid in sections 10 and 12 above, shall be deemed as payment on account of the repayment of the Debentures (Series A).

16.	Presentation of a Debenture to the Trustee; Registration with respect to partial payment

16.1.
The Trustee may demand of a Debenture Holder (Series A) to present, to the Trustee, upon the payment of any interest or partial payment of principal and interest, the Debenture certificates in respect of which the payments are made. The Holder of the Debenture (Series A) will be required to present said debenture certificate provided this will not obligate the Debenture Holders (Series A) to incur any payment and/or expenses and/or impose any responsibility and/or liability on the Debenture Holders (Series A).

16.2.	The Trustee may register, in the debenture certificate, a note with respect to the sums paid as aforesaid and as to the date of payment thereof.

16.3.
The Trustee may, in any special case, at its discretion, waive the presentation of a debenture certificate, after an indemnity undertaking and/or sufficient security, to its satisfaction, has been given to it by the Debenture Holder (Series A), for damages liable to be caused due to failure to register such note, all as it deems fit.

16.4.	Notwithstanding the aforesaid, the Trustee may, at its discretion, keep records in any other manner, with respect to such partial payments.

17.	Investment of Funds
All funds which the Trustee may invest under this Deed of Trust, shall be invested by it, in accounts of one of the four leading banks in Israel, provided the bank’s rating does not drop below AA-, in its name or to its order, in such investments as the laws of the State of Israel permit to invest trust funds therein, as it deems fit, all subject to the terms of this Deed of Trust, provided it invests the funds in bank deposits, treasury bills issued by the Bank of Israel and/or government bonds issued solely by the Bank of Israel or the US Government and/or similar securities issued by the US Government.
If the Trustee did same it will owe the holders, in respect of said amounts, only the proceeds from the disposal of the investments less its fees and expenses, less the fees and expenses related to the said investment and the management of the trust accounts and less the mandatory payments that apply to the trust account, and with respect to the remainder of said funds, the

Trustee shall act in accordance with the provisions of sections 12 and/or 14 above, as the case may be.

18.	The Company’s undertakings to the Trustee
The Company hereby undertakes to the Trustee, so long as the Debentures (Series A) have not been repaid in full, as follows:

18.1.	To continue to conduct the Company’s business in an efficient and appropriate manner.

18.2.
To maintain orderly books of account in accordance with accepted accounting principles, to maintain the books and documents used as their references (including deeds of pledge, mortgage, accounts and receipts) in its offices, and to allow the Trustee and any authorized representative of the Trustee to review, on a date to be coordinated in advance with the Company, and in any case no later than 5 business days from the date of request of the Trustee, any book and/or document, as aforesaid, which the Trustee asks to review. In this context, an authorized representative of the Trustee means a person designated by the Trustee for the purpose of such review, by means of a written notice on the part of the Trustee, to be given to the Company prior to the review as aforesaid, subject to an undertaking of confidentiality subject to the provisions of section 31.12 below.

18.3.
To notify the Trustee in writing, as soon as reasonably possible, and no later than one business day after learning, of any event of imposition of an attachment on a Material Property of the Company(as this term is defined in section 8.1.6 above), and in the event of appointment of a receiver, a special administrator and/or temporary or permanent liquidator and/or a Trustee for a Material Property of the Company (as this term is defined in section 8.1.6 above), a, who were appointed as part of a motion for suspension of proceedings pursuant to section 350 of the Companies Law, 1999 against the Company, and to take, at its expense, all measures required to remove such attachment or to cancel the receivership, liquidation or administration, as the case may be, and the Company will report the Trustee about the mentioned proceedings.

18.4.
To advise the Trustee in writing, immediately upon the Company learning of, and no later than five trading days: (1) the occurrence of any of the events set out in the subsections of section 8.1 above; (2) reasonable concern by the Company that one or more of the cases enumerated in the subsections of section 8.1 above may occur. The provisions of this section 18.4 and all of its subsections shall be implemented by the Company without taking into account the securities treatment and waiting period set forth in section 8.1 above, if any.

18.5.
To deliver to the Trustee a signed written notice by the chief financial officer of the Company, within 5 business days, of the performance of any payment to the Debenture Holders and the remaining amounts which the Company owes, on that date, to the Debenture Holders, after the performance of the above payment.

18.6.	To deliver to the Trustee, immediately upon receipt thereof, any report that it is required to submit to the Securities Authority, an immediate report via the Magna system and any report or information that will be published (in full) by the Company on the Magna system shall be deemed to have been delivered to the Trustee. Notwithstanding the aforesaid, at the Trustee’s request, the Company shall deliver to the Trustee a printed copy of the report or information as aforesaid.

18.7.	To deliver to the Trustee copies of notices and invitations issued by the Company and/or the Trustee to the Debenture Holders, as stated in section 27 of this Deed.

18.8.
To cause the chief financial officer of the Company to provide the Trustee and/or such persons as he may instruct, not later than 5 business days of the request of the Trustee, any explanation, document, calculation or information regarding the Company, its business and/or assets, which shall be reasonably required, at the Trustee’s discretion, for the purpose of reviews conducted by the Trustee to protect the Debenture Holders.

18.9.
To invite the Trustee to attend general meetings (whether annual general meetings or extraordinary general meetings of shareholders of the Company) of shareholders of the Company (with no participation or voting rights) that shall take place in Israel (in as much as they take place). The publication of an invitation to a general meeting of shareholders of the Company via the Magna system shall be deemed as invitation of the Trustee for purposes of this section. For as long as the Company is a debenture company (as defined in the Companies Law) - to provide the Trustee with signed minutes of shareholders meetings within one business day of the date of signing said minutes.

18.10.	As long as the Series A Debentures have not been repaid in full, to provide the Trustee with the following reports:

18.10.1.
Audited annual financial statements of the Company, and reviewed quarterly financial statements of the Company, no later than the dates designated therefor in accordance with the Securities Law, even if the Company ceased to be a Reporting Corporation.

18.10.2.
If and as long as the Company is a public company (as the term is defined in the Companies Law) – a copy of each document transmitted by the Company to all its shareholders or to all the holders of the Debentures and details of any information transmitted to them by the Company by other means, including any report submitted by law to the Securities Authority (immediate reports), immediately upon its publication. As long as the Company is a debenture company – to provide the Trustee with a copy of each document transmitted by the Company to all the holders of the Debentures and details of any information transmitted to them by the Company by other means, including any report submitted by law to the Securities Authority (immediate reports), immediately upon its publication.

18.10.3.
If the Company ceased to be a Reporting Corporation, the Company shall provide with the Trustee, in addition to the provisions of sections 18.3 to 18.11 above, annual, quarterly and immediate reports, as specified below, signed by the CEO and the Chief Financial Officer of the Company, as the case may be:

(a)
An annual report that includes the information specified in Appendix 5.2.4.8 to Chapter 4 of Part II (Management of Investment Assets and Provision of Credit) Title 5 (Principles of Business Management) of the Consolidated Circular[5] or as shall be updated from time to time, no later than 60 days from the date in which the Company would have been required to publish its financial statements had it been a Reporting Corporation;

(b)
A quarterly report that includes the information specified in Appendix 5.2.4.9 to Chapter 4 of Part II (Management of Investment Assets and Provision of Credit) Title 5 (Principles of Business Management) of the Consolidated Circular[1] or as shall be updated from time to time, no later than 30 days from the date in which the Company would have been required to publish its financial statements had it been a Reporting Corporation;

(c)
An immediate report upon the occurrence of any of the events specified in Appendix 5.2.4.10 to Chapter 4 of Part II (Management of Investment Assets and Provision of Credit) Title 5 (Principles of Business Management) of the Consolidated Circular[1] or as shall be updated from time to time. The report will be published on the date in which the Company would have been required to report the event pursuant to Regulation 30(B) of the Securities Regulations (Periodic and Immediate Reports), 1970 and or any regulation that replaces it.

18.11.
To deliver to the Trustee or to an authorized representative (that notice of the appointment will be made by the Trustee to the Company with the appointment) no later than 5 business days from the date of the written request of the Trustee, upon his reasonable request, a declaration and/or declarations and/or documents and/or details and/or additional information on the Company (including explanations, documents and calculations regarding the Company, its business or assets) and to instruct its accountant and its legal consultants to do same, upon reasonable request in writing by the Trustee, no later than 7 business days from the date of request by the Trustee, if, in the Trustee’s reasonable opinion, the information is required by the Trustee to exercise the powers and authority of the Trustee and/or his representative under the Deed of Trust, including information that could be essential in protecting the rights of the Debenture Holders provided the Trustee acted in good faith, and subject to the confidentiality undertaking, as stated in section 31.12 below.

18.12.	To deliver to the Trustee all the reports or notices as specified in Section 35J of the Law.

18.13.
No later than 7 business days after the publication of the Company’s annual or quarterly financial statements, as the case may be, the Company shall furnish to the Trustee a written detailed confirmation with the addition of an active Excel file,

_____________________
5 http://ozar.mof.gov.il/hon/2001/law/Codex.asp
signed by the chief financial officer, regarding the Company’s compliance with the financial covenants set forth in section 6.4 of this Deed.

18.14.
No later than 7 business days after the publication of the Company’s quarterly financial statements, and as long as this Deed of Trust is in effect, the Company shall furnish to the Trustee, a written confirmation by the Company, signed by authorized signatories on its behalf as well as the chairman of its Board of Directors and/or general manager, that during the period from the date of the Deed and/or the date of the previous confirmation delivered to the Trustee, whichever is later, and until the date of the confirmation, the Company was not in violation of this Deed and the terms of the Debentures (Series A), unless it expressly states otherwise. It should be noted that as long as the Company shall publish such approval as part of the Board of Directors Report in its periodic and/or quarterly report, respectively, this shall be deemed provision of the said approval to the Trustee.

18.15.
On April 10 of each year, for the previous calendar year, and as long as this Deed of Trust is in effect, the Company shall deliver to the Trustee, a written confirmation signed by the chief financial officer of the Company with regard to interest payments and/or payments on account of the principal, in connection with the Debentures (Series A), which became due prior to the date of confirmation, and the date of payment, and the balance of nominal value of outstanding Debentures (Series A) as of the date of confirmation; as well as confirmation by a director of the Company and by its general manager, that on the year ended December 31 the Company was not in breach of the terms and restrictions stipulated in the Deed of Trust (including specific terms and restrictions in the Deed and in the Debentures, which the Trustee shall ask the Company to address in the confirmation), unless expressly stated otherwise in the said confirmation.

18.16.	Inform the Trustee in writing of any change in its name or address

18.17.
The Trustee may instruct the Company to report forthwith on the Magna system, in the Trustee’s name, any report the wording of which shall be delivered in writing by the Trustee to the Company, and the Company shall be obligated to report same.

18.18.
The Company shall notify the Trustee of non-compliance with any foreign covenant as soon as possible and no later than 2 business days from the day in which the Company’s non-compliance with the foreign covenant began or within 2 business days from the date on which it was notified by an associate of the non-compliance with any foreign covenant, as the case may be, and the expected repercussions of such non-compliance pursuant to the Company’s agreements with such entity. It is clarified that if the Company fails to comply with a foreign covenant and a grace period is provided for the purpose of compliance with the foreign covenant, such grace period shall not be deemed, for purposes of this section only, as compliance with the covenant and the Company shall notify the Trustee of non-compliance with the foreign covenant as aforesaid.

For purposes of this section –
“Foreign covenant” – a material financial covenant of the Company and of each associate of the Company, pursuant to an agreement with a financial institution or with another entity that provided material credit to the Company or to an associate of the Company.
“Material financial covenant” – a financial covenant in respect of which non-compliance constitutes grounds for declaring the debt due and payable.
“Material credit” – credit that constitutes at least 20% of the Consolidated Equity Capital of the Company (including minority interest). For purposes of an associate – credit, the amount of which multiplied by the Company’s percentage holding (through a chain of holdings) in the associate is at least 20% of the Company’s consolidated equity (including minority interests).
Notwithstanding the provisions of section 27 below, the Company shall give the Trustee a written notice of non-compliance with the foreign covenant in addition to any immediate report that the Company will publish on the matter, if any.

19.	Additional undertakings

19.1.
To the extent that the Debentures are declared due and payable, as defined in section 8 above, the Company shall perform, from time to time and any time it is required by the Trustee, all the reasonable acts to enable the exercise of the powers vested in the Trustee, and in particular the Company shall take the following actions, no later than 7 business days from the date of request by the Trustee:

19.1.1.
Make the statements and/or sign all the documents and/or execute and/or cause the execution of all the necessary or required actions under the law, in order to validate the exercise of the powers and authority of the Trustee and/or its representative under this Deed of Trust.

19.1.2.	Give all the notices, instructions and orders that the Trustee considers beneficial and requires same for the purpose of implementing the provisions of the Deed of Trust.

19.2.	For purposes of this section – a signed written notice by the Trustee, confirming that an action required by it, within its powers, is a reasonable action, shall constitute prima facie evidence.

20.	Agents

20.1.
The Company hereby irrevocably appoints the Trustee as its agent, to execute and carry out in its name and in its stead, all the actions that it will be required to carry out under the terms of this Deed, and in general to act in its name in relation to the actions that the Company is obligated to carry out under this Deed and has not carried out or to exercise some of the powers it holds, and to appoint any other person as the Trustee deems fit to perform its duties under this Deed, provided the Company has not carried out the technical actions it is required to carry out under the terms of this Deed within 14 days as determined by the Trustee, as of the date of the Trustee’s instruction, and provided it acted reasonably.

20.2.
An appointment as stated in section 20.1 above shall not obligate the Trustee to take any action and the Company hereby exempts the Trustee and its representatives in the event that they do not take any action, and the Company hereby waives any claim toward the Trustee and its representatives in respect of any damage that was incurred or may be incurred to the Company directly or indirectly, in respect of that, on the basis of any action that was not taken by the Trustee and its representatives as aforesaid.
21. Other Agreements
Subject to the provisions of the Law and the restrictions imposed on the Trustee under the law, the fulfillment of its role as Trustee, under this Deed, or its very status as Trustee, shall not prevent the Trustee from entering into various agreements with the Company, or entering into transactions with the Company in the ordinary course of its business.
22. Trusteeship reports

22.1.	The Trustee shall be required to submit a report with regard to the acts performed by it in accordance with the provisions of Section 35H (1) of the Securities Law.

22.2.	Until June 30 of each year the Trustee shall prepare an annual report on trust affairs (hereinafter – “the Annual Reports”).
The annual report shall include the following issues:

22.2.1	Details of the trust affairs in the past year.

22.2.2	A report of irregular events in connection with the Trusteeship that occurred in the past year.

22.3.	The Trustee will publish (itself or through the Company at the Trustee’s request) the annual report on the Magna system.

22.4.
If the Trustee learns of a material breach of the terms of this Deed and/or the terms of the Debentures (Series A) of the Company, on the part of the Company, as from public reports issued by the Company or the Company’s notice to the Trustee pursuant to section 18.4 above, it will notify the Debenture Holders (Series A) of such breach and the steps taken by the Trustee to prevent it or to enforce the Company’s compliance with the obligations, as the case may be. Such duty shall not apply if this is an event that was published by the Company under the law. Such duty of the Trustee is subject to its knowledge of the said breach.

22.5.	The Trustee shall inform the Company of each submitted report pursuant to this section 22.
23. Remuneration of the Trustee and reimbursement of its expenses
The Company shall pay the Trustee a fee as specified in Appendix 23 of this Deed.

24. Special powers

24.1.
The Trustee will be entitled to deposit all the deeds and documents which evidence, represent and/or specify its right under this Deed including in connection with any asset held by it at the time, in a safe and/or at another place it may choose, with any banker and/or bank and/or with an attorney.

24.2.
The Trustee may, as part of the execution of the Trust affairs under this Deed, to enlist the opinion and/or advice of any attorney, accountant, appraiser, assessor, surveyor, mediator or other specialist (hereinafter – “the Consultants”) and to act in accordance with its conclusions, whether such opinion or advice has been prepared at the request of the Trustee and/or at the Company, and the Trustee shall not be responsible for any loss or damage caused in consequence of any act and/or omission performed by it, on the basis of such advice or opinion, unless a peremptory judgment has determined that the Trustee has acted negligently (except for negligence which is exempt by law as shall be in effect from time to time and/or in bad faith and/or maliciously). The Trustee shall provide a copy of such opinion or advice to the Debenture Holders (subject to proof of ownership of the Debentures), at their request. The Company shall incur all the expenses of employing the Consultants who are appointed as aforesaid, provided, insofar as necessary under the circumstances of the matter and to the extent that this shall not prejudice the rights of the holders, that the Trustee gives the Company prior notice of its intent to obtain such expert opinion or advice. It is clarified that the publication of the results of a meeting of debenture holders with respect to a resolution to appoint Consultants as aforesaid shall constitute sufficient notice to the Company for purposes of this section.

24.3.
Any such advice and/or opinion may be given, forwarded or received by means of a letter, telegram, facsimile and/or any other electronic means for transmission of information, and the Trustee shall not be responsible for any acts performed by it on the basis of any advice and/or opinion and/or information transmitted in one of the aforesaid manners, notwithstanding that it contained errors and/or was not authentic, unless such errors could have been detected under a reasonable examination.

24.4.
Subject to any law, the Trustee shall not be obligated to inform any party of the signing of the Deed of Trust and may not intervene in any way whatsoever in the management of the Company or its affairs, unless it is pursuant to the authority vested in the Trustee under this Deed or as agreed between the Company and the Debenture Holders (Series A) and the Trustee. Nothing stated in this section shall limit the Trustee in the actions it is required to perform under the Deed of Trust.

24.5.
The Trustee shall use the trust, powers, authorizations and authorities conferred on it under this Deed, at its absolute discretion and subject to the other provisions of this Deed. In doing so, it shall not be responsible for any damage and/or loss and/or expense caused to the Company and/or the Debenture Holders and/or which they will have to incur in consequence of any act and/or omission performed by the Trustee, including as a result of errors in judgment, unless a peremptory judgment has determined that the Trustee has acted negligently (except for negligence which is exempt by law as shall be in effect from time to time) and/or in bad faith or maliciously or in violation of the provisions of this Deed, all subject to and in accordance with the statutory provisions.
25. The Trustee’s power to engage agents
The Trustee may, as part of the management of trust affairs, appoint an attorney or other agent/s to act in its stead, to perform or participate in the performance of special acts to be performed with respect to the trust and pay a reasonable fee to any such agent, and, without derogating from the generality of the foregoing, institution of legal proceedings. The Trustee may also pay, at the Company’s expense, the fees of any such agent including by deducting the payment from the funds received by it and the Company shall reimburse the Trustee immediately upon its first request for any such expense, all provided the Trustee gave the Company advance notice regarding the appointment of agents as aforesaid insofar as it is possible under the circumstances and to the extent that this will not prejudice the rights of the holders. It is clarified that the publication of the results of a holders meeting with respect to a resolution to appoint agents as aforesaid shall constitute sufficient notice for the Company.
It is clarified that the appointment of said agent shall not release the Trustee from any responsibility for its actions and for the actions of its agents.
26. Indemnification of the Trustee

26.1.
The Company and the debenture holders (on the relevant effective date as provided in section 26.6 of the Deed of Trust, each in respect of their undertaking as provided in section 26.4 of the Deed of Trust) hereby undertake to indemnify the Trustee and all its officers, employees and any proxy or expert appointed by it (hereinafter: "parties entitled to indemnification"):

26.1.1.
For any damage and/or loss and/or for any monetary charge under any judgment (for which no stay of execution was granted) or under any completed settlement (and insofar as the settlement relates to the Company, the Company gave its agreement thereto), arising from actions that were performed by the parties entitled to indemnification or which they are required to perform under the provisions of this Deed and/or by law and/or by order of a competent authority and/or in accordance with any statute and/or upon the demand of the holders of Debentures (Series A) and/or upon the Company's demand; and

26.1.2.
For the fee of the parties entitled to indemnification and expenses which they incurred and/or are about to incur, and for any damage and/or loss caused to them due to actions which they performed or are required to perform under the provisions of this Deed and/or by law and/or by order of a competent authority and/or in accordance with any statute and/or upon the demand of the holders of Debentures (Series A) and/or upon the Company's demand and/or in connection with the exercise of powers and authorizations conferred by this Deed and in connection with all kinds of legal proceedings, opinions of lawyers and other experts, negotiations, discussions, expenses, claims and demands relating to any matter and/or thing done and/or not done in any way in connection with the subject matter hereof.
All the above on condition that:

26.1.3.	The parties entitled to indemnification do not demand to be indemnified in advance in a matter that cannot be delayed (without prejudice to their right to retroactive indemnification);

26.1.4.
It was not determined in a peremptory rule that the parties entitled to indemnification acted in bad faith and the action was done outside the framework of their duties, not in accordance with the statutory provisions and/or not in accordance with this Deed of Trust;

26.1.5.	It was not determined in a peremptory rule that the parties entitled to indemnification were guilty of non-exempt negligence under any law as in effect from time to time;

26.1.6.	It was not determined in a peremptory rule that the parties entitled to indemnification acted willfully.
The indemnification undertaking under this section 26.1 is hereinafter referred to as the "indemnification undertaking."
It is hereby agreed that in the event it is alleged against the parties entitled to indemnification that: (1) they acted in bad faith, or outside the framework of their duties, or not in accordance with the statutory provisions or the Deed of Trust; and/or (2) they were guilty of non-exempt negligence under any law; and/or (3) they acted willfully – the parties entitled to indemnification shall be entitled, immediately upon demand, to payment of the amount of the indemnification undertaking. However, where it has been determined in a peremptory rule that the parties entitled to indemnification did in fact act in the manner alleged against them as set forth above, they shall refund the amounts of the indemnification undertaking that were paid to them.

26.2.
Without derogating from the compensation rights granted to the Trustee by law and subject to the provisions of this Deed and/or the Company's obligations under this Deed, the parties entitled to indemnification may be indemnified out of the monies received by the Trustee from proceedings instituted by it, with respect to obligations which they assumed, with respect to reasonable expenses which they incurred in connection with the performance of the trust or in connection with such actions as in their opinion were required for said performance and/or in connection with the exercise of the powers and authorizations conferred by this Deed and in connection with all kinds of legal proceedings, opinions of lawyers and other experts, negotiations, discussions, claims and demands relating to any matter and/or thing done and/or not done in any way in connection with the subject matter hereof, and the Trustee may withhold the monies held by it and pay out of them the amounts necessary for the payment of such indemnification. All the above amounts shall have priority over the rights of the holders of Debentures (Series A), subject to any statutory provisions and provided that the Trustee acted in good faith and in accordance with the duties imposed on it by any statute and by this Deed. For purposes of this section, an action of the Trustee that was approved by the Company and/or the debenture holders shall be deemed an action that was reasonably required.

26.3.
Without derogating from the validity of the indemnification undertaking in section 26.1 above, where the Trustee is obligated by the terms of the Deed of Trust and/or by law and/or by order of a competent authority and/or in accordance with any statute and/or upon the demand of the holders of Debentures (Series A) and/or upon the Company's demand to do any action, including but not limited to the institution of proceedings or the filing of claims upon the demand of the holders of Debentures (Series A), the Trustee may abstain from taking any such action until it receives from the Company, to its satisfaction, a monetary deposit in the amount required to cover the indemnification undertaking (hereinafter: "the financing cushion"), with first priority, and in the event that the Company does not deposit the full amount of the financing cushion within the time it was required to do so by the Trustee, the Trustee shall address to the holders of Debentures (Series A) on the effective date (as provided in section 26.4 below) a request to deposit the financing cushion with it, each according to their proportionate share (as this term is defined hereinafter). If the holders of Debentures (Series A) do not actually deposit the full amount of the required financing cushion, the Trustee shall not be obligated to take the relevant action or institute the relevant proceedings. The foregoing shall not exempt the Trustee from taking any urgent action required to prevent material harm to the rights of the holders of Debentures (Series A).

The Trustee is authorized to determine the amount of the financing cushion, and it shall be entitled to act again to create an additional financing cushion, from time to time, in an amount to be determined by it.

26.4.	The indemnification undertaking:

26.4.1.
Shall apply to the Company in case of: (1) actions that were performed according to the Trustee's judgment and/or in accordance with any statute and/or that were required to be performed under the terms of this Deed of Trust or for protecting the rights of the debenture holders (including due to a holder's demand required for such protection); and (2) actions that were performed and/or that were required to be performed upon the Company's demand.

26.4.2.
Shall apply to holders on the effective date (as provided in section 26.6 of the Deed of Trust) in case of: (1) actions that were performed and/or that were required to be performed upon the demand of the debenture holders (excluding actions taken as stated upon the demand of holders for protecting the rights of the debenture holders); and (2) nonpayment by the Company of the amount of the indemnification undertaking due from it under section 26.3 of the Deed of Trust (subject to the provisions of section 26.6 of the Deed of Trust). It is clarified that payment in accordance with subsection (2) above shall not derogate from the Company's obligation to bear the indemnification undertaking in accordance with the provisions of section 26.4.1.

26.5.
If the Company fails to pay the full amount required to cover the indemnification undertaking, and/or does not deposit the full amount of the financing cushion, as the case may be, and/or if the holders were called upon to deposit the amount of the financing cushion under section 26.2 above, the following provisions shall apply:

26.5.1.	The monies shall be collected in the following manner:

26.5.1.1
First    The amount shall be financed out of the amounts of interest and/or principal which the Company is required to pay to the holders of Debentures (Series A) after the date of the required action, and the provisions of section 11 above shall apply.

26.5.1.2
Second – If in the Trustee's opinion the amounts deposited in the financing cushion are not enough to cover the indemnification undertaking, the holders on the effective date (as provided in section 26.4 above) shall deposit, each according to their proportionate share (as this term is defined) the missing amount with the Trustee.

"Proportionate share" means: The proportion of the Debentures (Series A) held by the holder on the relevant effective date as provided in section 26.4 above out of the nominal amount in circulation on that date. It is clarified that the calculation of the proportionate share shall remain fixed even if after that date there is a change in the par value of the Debentures held by the holder.
It is clarified that the debenture holders who are liable to cover expenses as provided in this section above, may bear expenses as provided in this section above, beyond their proportionate share, and in such case the order of priorities as provided in section 10 of this Deed shall apply to the reimbursement of the amounts.

26.6.	The effective date for determining the obligation of a holder in respect of the indemnification undertaking and/or payment of the financing cushion is as follows:

26.6.1.
If the indemnification undertaking and/or payment of the financing cushion is required pursuant to a resolution or an urgent action necessary to prevent material harm to the rights of the holders of Debentures (Series A), without a prior resolution of the meeting of holders of Debentures (Series A) – the effective date for the obligation shall be the end of the trading day on the day when the action was taken or the resolution was adopted, and if that day is not a trading day, then the previous trading day.

26.6.2.
If the indemnification undertaking and/or payment of the financing cushion are required pursuant to a resolution of a meeting of holders of Debentures (Series A) – the effective date for the obligation shall be the effective date for participation in the meeting (as such date was specified in the notice of invitation).

26.7.	The payment by the holders in place of the Company of any amount that is due from the Company under this section 26, shall not release the Company from its obligation to bear such payment.

26.8.	Regarding priority in reimbursing holders who bore payments under this section out of the receipts held by the Trustee, see section 10 above.
27. Notices

27.1.	Any notice by the Company and/or the Trustee to the debenture holders shall be given as follows:

27.1.1.
By reporting on the Magna system of the Securities Authority (the Trustee may instruct the Company and the Company shall be obligated to make immediately on the Magna system, on the Trustee's behalf, any report in the wording provided in writing by the Trustee to the Company); and solely in the cases specified below, in addition, by the publication of a notice in two daily newspapers with a wide distribution published in Hebrew in Israel: (a) any arrangement or settlement under section 350 of the Companies Law; (b) any merger. Any notice published or sent as stated, shall be deemed to have been delivered to the debenture holders on the day of its publication as stated (on the Magna system or in the press, as the case may be).

27.1.2.
Any notice or demand by the Trustee to the Company or by the Company to the Trustee may be delivered by a letter sent by registered mail to the address specified in the Deed of Trust, or to another address of which one party has notified the other in writing (including an email address), or by sending by fax or by messenger, and any such notice or demand shall be deemed to have been received by the Company: (1) if sent by registered mail – at the end of three business days from the date of its deposit at the post office; (2) if sent by fax (together with a telephone verification of receipt) – at the end of one business day from the day of its sending; (3) if sent by messenger – upon its delivery by the messenger at the address or upon its presentation to the addressee for acceptance, as the case may be; (4) and if sent by email – at the end of one business day from the day of its sending (an automated reply will not be considered to be a reply).

28. Waiver, settlement and alterations to the Deed of Trust

28.1.
Subject to any statutory provisions, except with respect to: (1) dates and payments under the terms of the Debentures (including a technical change in the times or in the effective date for their payment); (2) the interest rate including the additional interest rate resulting from non-compliance with the financial covenants and from changes in rating; (3) terms of repayment of the Debentures and grounds for immediate repayment of the Debentures; (4) reducing the interest rate stated on the Debentures; (5) a waiver regarding the implementation of payments and reports that the Company must provide to the Trustee; (6) provisions relating to the Expansion of the Series;

(7) financial covenants; (8) distribution restrictions, if any; (9) provisions regarding a negative pledge; (10) provisions in connection with the adjustment of interest rate in the event of downgrading and/or in case of violation of financial covenants;; the Trustee may, from time to time and whenever, in its opinion, this does not harm the rights of the holders of Debentures (Series A), forgive any violation or non-fulfillment of any of the terms of the Debentures or non-fulfillment of any of the terms of the Deed of Trust by the Company.

28.2.
Subject to any statutory provisions and with the prior approval of the debenture holders in a special resolution, the Trustee may, whether before or after the principal of the Debentures (Series A) has come due, settle with the Company regarding any right or claim of the holders of Debentures (Series A), waive any right or claim of the holders of Debentures (Series A) or any of them against the Company under the Deed of Trust and the Debentures (Series A), and agree with the Company on any arrangement with respect to their rights.

28.3.
If the Trustee settled with the Company, waived any right or claim of the holders of Debentures (Series A) or agreed with the Company on any arrangement with respect to the rights of the holders of Debentures (Series A), after it received the prior approval of the meeting of holders of Debentures (Series A) as provided above, the Trustee shall be exempt from liability in respect of such action, as it was approved by the general meeting, provided the Trustee did not breach its fiduciary duty and did not act in bad faith or willfully in the implementation of the resolution of the general meeting.

28.4.
Without derogating from the generality of the foregoing, subject to any statutory provisions, the Company and the Trustee may, whether before or after the principal of the Debentures has come due, modify the Deed of Trust including its appendices (including an alteration to the terms of the Debentures (Series A)), if either of the following is fulfilled:

(a)
If the Trustee is satisfied that the alteration does not harm the holders of Debentures (Series A) (except with respect to: (1) dates and payments under the terms of the Debentures (but including a technical change in the dates or in the effective date for their payment); (2) the interest rate including the additional interest rate resulting from non-compliance with the financial covenants and from changes in rating; (3) the terms of repayment of the Debentures and grounds for demanding immediate repayment of the Debentures; (4) a decrease in the interest rate specified in the Debentures; (5) a waiver with respect to payments and reports which the Company is required to make to the Trustee; (6) provisions regarding the Expansion of the Series; (7) financial covenants; (8) distribution restrictions, if any; (9) provisions regarding a negative pledge (10) provisions in connection with the adjustment of interest rate in the event of downgrading and/or in case of violation of financial covenants; - which the Trustee may not agree to alterations and/or waivers therein or in regard thereto), provided it notified the holders of Debentures (Series A) in writing to that effect.

(b)	The alteration was approved by the holders of Debentures (Series A) in a special resolution.

28.5.
The Company shall deliver to the debenture holders a notice by means of an immediate report via the Securities Authority’s Internet site (the Magna system), regarding any alteration as above, immediately before it was made.

28.6.
If the Trustee exercises its right under this section, it may require the holders of Debentures (Series A) to deliver the debenture certificates to it or to the Company for recording therein a caveat regarding any settlement, waiver, alteration or amendment as stated, and the Company shall record such a caveat at the Trustee's request. If the Trustee exercises its right under this section, it shall give the holders of Debentures (Series A) a written notice to that effect within a reasonable time.

29. Register of Debenture Holders

29.1.
The Company shall maintain and manage at its registered office a register of holders of Debentures (Series A) from and including the initial issuance in accordance with the Securities Law and applicable U.S. Federal income tax laws, which shall be open to inspection by any person.

29.2.
The Company shall not be obligated to record in the register of holders of Debentures (Series A) any notice concerning an explicit, implicit or presumed trust, or a pledge or charge of any nature and kind, or any equitable right, claim or offset or any other right, in connection with the Debentures (Series A). The Company shall only recognize the title of the person in whose name the Debentures were registered. The legal heirs, administrators of the estate or executors of the will of the registered owner and any person becoming entitled to Debentures due to the bankruptcy of any registered owner (and in the case of a corporation – due to its winding up) shall be entitled to be registered as the holder, after producing proofs which in the opinion of the Company's managers suffice to establish his right to be registered as a debenture holder.

30. Release
Upon proof to the Trustee's satisfaction that all the Debentures (Series A) were paid or redeemed or upon the Company's depositing in trust with the Trustee amounts sufficient for the full and final redemption of the Debentures at par, and upon proof to the Trustee's satisfaction that its entire fee and all the expenses incurred by the Trustee and/or its proxies in connection with its activity under the Deed of Trust and in accordance with its instructions were fully paid to it, the Trustee shall be obligated, upon the Company's first demand, to act with the monies deposited with it in respect of Debentures (Series A) whose redemption was not demanded in accordance with the terms of this Deed.
31. Appointment of Trustee; Trustee's Duties; Trustee's Powers; Termination of Trustee's Office

31.1.	The Company hereby appoints the Trustee as Trustee for the holders of Debentures (Series A) only, pursuant to the provisions of section 35B of the Securities Law.

31.2.	The term of the appointment of the Trustee shall be until the date of convening of a holders' meeting in accordance with the provisions of section 35B (a1) of the Securities Law.

31.3.	From the effective date of this Deed of Trust, the Trustee's duties shall be in accordance with any statute and this Deed.

31.4.	The Trustee shall act in accordance with the provisions of the Securities Law.

31.5.
The Trustee shall represent the holders of Debentures (Series A) in any matter arising from the Company's obligations towards them, and for this purpose it may act to realize the rights vested in the holders by law or by the Deed of Trust.

31.6.	The Trustee may institute any proceeding to protect the holders' rights in accordance with any statute and as set forth in this Deed of Trust.

31.7.	The Trustee may appoint agents as set forth in section 25 of this Deed.

31.8.	The Trustee's actions shall be valid even if a defect is discovered in its appointment or capacity.

31.9.	The Trustee's signature on this Deed of Trust does not constitute an expression of its opinion regarding the quality of the offered securities or the profitability of investing in them.

31.10.
The Trustee is not obligated to notify any party of the signing of this Deed. The Trustee may not intervene in any way in the management of the Company's business or interests, and this is not included among its duties. Nothing stated in this section shall restrict the Trustee in any action it is required to perform in accordance with the provisions of this Deed.

31.11.
Subject to any statutory provisions, the Trustee is not obligated and does not have a responsibility to act in a manner not provided for explicitly in this Deed of Trust, so that any information, including about the Company and/or in connection with the Company's ability to meet its obligations towards the debenture holders, comes to its attention.

31.12.
Subject to any statutory provisions and the provisions of this Deed of Trust, by signing this Deed the Trustee undertakes to keep confidential any information provided to it by the Company, not to disclose it to another and not to use it in any way, unless such disclosure or use is required for the fulfillment of its function in accordance with the Securities Law, the Deed of Trust or a court order. Said duty of confidentiality shall also apply to any proxy of the Trustee (including any consultant, representative, etc.). It is clarified that the transfer of information to the debenture holders for the purpose of reaching a decision relating to their rights under the debenture or for the purpose of reporting on the Company's condition does not constitute a violation of said confidentiality undertaking.

31.13.
The Trustee may rely in the framework of its Trusteeship on any written document, including any letter of instruction, notice, request, consent or approval, purporting to be signed or issued by any person or entity who the Trustee believes in good faith to have signed or issued it.

31.14.	The provisions of the Securities Law shall apply to the termination of the office of the Trustee.

31.15.	Upon the expiration of the office of the Trustee, a new Trustee shall be appointed in its place in the holders' meeting.

31.16.
Notwithstanding the foregoing, a holders' resolution to terminate the office of the Trustee and replace it with another Trustee shall be passed at a meeting at which holders of 50% of the nominal value of outstanding Debentures from the relevant series are present, or at an adjourned meeting at which holders of at least 10% of such balance are present, by a majority of 75% from the remaining nominal value of Debentures (Series A) represented in the vote, excluding abstentions.

31.17.
Subject to any statutory provisions, the Trustee whose office has expired shall continue in office up to the appointment of another Trustee. The Trustee shall transfer to the new Trustee all the documents and amounts that accumulated with it in connection with the trust under the Deed of Trust for the relevant series and shall sign any document require for this purpose. Any new Trustee shall have the same powers, duties and authorities and shall be able to act in all respects as if it had been appointed as the Trustee from the outset.

31.18.	The Company shall issue an immediate report in the event of the Trustee's resignation and/or the appointment of another Trustee.
32. Meetings of Debenture Holders
Meetings of holders of Debentures (Series A) shall be conducted as provided in the Second Schedule to this Deed.
33. Governing Law
The law governing the Deed of Trust and its appendices, including the Debentures, is the Israeli law. In any matter not referred to in this Deed and in case of a contradiction between the statutory provisions and this Deed, the parties shall act in accordance with the provisions of the Israeli law6.
34. Exclusive Jurisdiction
The sole court with jurisdiction to consider matters related to this Deed and its appendices and to the debenture appended hereto shall be the competent court in Tel Aviv-Jaffa.
The Company, the officers of the Company and the Subsidiary shall not oppose an application by the Trustee and/or the holders of Debentures (Series A) to a court in Israel, if any is submitted, for the application of Israeli law in case of a settlement and arrangement and

_____________________
6 For further details see footnote 4 of section 1.1 of the Prospectus.

insolvency, they may not apply at their initiative to a court outside Israel for protection against a proceeding that is instituted by the Trustee and/or the holders of Debentures (Series A) of the Company, and they may not object if the court in Israel seeks to apply the Israeli law in case of a settlement and arrangement and insolvency with regard to both the Company and the Subsidiary.
Furthermore, the Company and the officers of the Company undertake irrevocably not to argue against the local jurisdiction of the court in Israel in connection with proceedings that are brought by the Trustee and/or the holders of Debentures (Series A) of the Company, as stated above.
In addition to the foregoing, the Company undertakes to receive the irrevocable written undertakings of all of the officers serving in the Company and the Subsidiary on the date of signature of this Deed, and immediately after the appointment of additional officers to the Company and/or the Subsidiary, as the case may be, an irrevocable written undertaking of such officer, originally signed (hereinafter: "Undertakings by the Officers"), not to oppose a request by the Trustee and/or the holders of Debentures (Series A) in a court in Israel, if any is submitted, for the application of the Israeli law in case of a settlement and arrangement and insolvency of the Company and the Subsidiary, not to apply at their initiative to a court outside Israel for protection against a proceeding that is instituted by the Trustee and/or the holders of Debentures (Series A) of the Company, not to object if a court in Israel seeks to apply the Israeli law in case of a settlement and arrangement and insolvency of the Company, and not to argue against the local jurisdiction of the court in Israel in connection with proceedings that are brought by the Trustee and/or the holders of Debentures (Series A) of the Company.
For the avoidance of doubt, it is clarified and emphasized that the Undertakings by the Officers shall also explicitly include an irrevocable undertaking not to institute at their initiative an insolvency proceeding under any foreign law.
In light of the foregoing and subject to the fulfillment of the undertakings by the officers, it is emphasized and clarified that an insolvency proceeding not conducted in accordance with Israeli law and in Israeli courts, may arise only from a claim by a foreign creditor.
The Undertakings of the Officers shall be published in an Immediate Report as part of the pre-offering reports and at the time of the appointment of any officer in the Company and/or the Subsidiary during the life of the Debentures (Series A).
35. General
Without derogating from the other provisions of this Deed and the Debentures (Series A), any waiver, time extension, relaxation, silence or inaction (hereinafter: "waiver") on the part of the Trustee with respect to the non-fulfillment or partial or incorrect fulfillment of any of the undertakings towards the Trustee under this Deed and the Debentures (Series A), shall not be deemed as the Trustee's waiver of any right but only as consent limited to the particular occasion on which it was given. Without derogating from the other provisions of this Deed and the Debentures (Series A), any change in the undertakings towards the Trustee requires the Trustee's prior written consent. Any other consent, whether verbal or by way of waiver and inaction or other than in writing, shall not be deemed consent at all. The Trustee's rights under this agreement are autonomous and independent of each other and are in addition to any existing and/or future right of the Trustee by law and/or agreement (including this Deed and the Debenture (Series A)).
36. Trustee's Liability

36.1.
Notwithstanding any statutory provision and any provision of the Deed of Trust, if the Trustee acted for the fulfillment of its duties in good faith and within a reasonable time and clarified the facts which a reasonable Trustee would have clarified in the circumstances of the case, then it shall not be liable towards any debenture holder for damage caused to him by the Trustee having exercised its discretion in accordance with the provisions of section 35H(d1) or 35I1 of the Law, unless the plaintiff proves that the Trustee acted with gross negligence. It is clarified that if a contradiction arises between the provision of this section and any other provision of the Deed of Trust, the provision of this section shall prevail.

36.2.	If the Trustee acted in good faith and without negligence in accordance with the provisions of section 35H (d2) or 35H (d3) of the Law, it shall not be liable for the performance of such action.
37. Addresses
The parties' addresses shall be as set out in the preamble to this Deed, or any other address regarding which a suitable written notice is given to the other party.
38. Magna Authorization
In accordance with the provisions of the Securities Regulations (Electronic Signature and Reporting), 5763-2003, the Trustee hereby authorizes the person authorized for that purpose by the Company to report electronically to the Securities Authority regarding this Deed of Trust.

In witness whereof the parties have hereunto set their hands:

/s/ Authorized Signatory	/s/ Authorized Signatory
KBS SOR (BVI) Holdings, Ltd	Reznik Paz Nevo Trusts Ltd.
I, the undersigned, Adv. Maayan Blumenfeld, from the office of Shimonov & Co. – Law Firm, certify that this Deed of Trust has been signed by the authorized signatories of KBS SOR (BVI) Holdings, Ltd Limited, through Messrs. _________, and their signatures are binding on the Company in connection with this Deed of Trust.

/s/ Authorized Signatory
Maayan Blumenfeld, Adv.

KBS SOR (BVI) Holdings, Ltd
First Schedule
Certificate of Debenture (Series A)
Issue of a series of up to NIS 1,000,000,000 par value of registered Debentures (Series A), bearing fixed annual interest at a rate to be determined in a tender (hereinafter: "Interest") and repayable in five (5) equal annual installments on March 1st of each of the years 2019 to 2023 such that each payment will be equal to 20% of the total nominal principal of the Debentures (Series A). The interest on the Debentures (Series A) will be paid in two semiannual installments, the first installment to be paid on September 1st, 2016 and on March 1st and September 1st of each of the years from 2017 to 2023 (inclusive). The interest will accumulate from the date of the allotment of the Debentures (Series A) until the final repayment date on March 1st, 2023 (inclusive).
Registered Debenture (Series A)

No.    1
Par value NIS 1,000,000,000

Fixed annual interest at a rate to be determined in a tender.

1.
This certificate attests that KBS SOR (BVI) Holdings, Ltd (hereinafter: "the Company") will pay on March 1st of each of the years from 2019 until 2023 (inclusive) to the Mizrahi Tefahot Nominees Company Ltd or to the registered holder of this debenture (hereinafter: "holder of Debenture (Series A)") at the end of the trading day of February 17th (on a non a leap year), 20% of the total nominal principal of the Debentures (Series A) at each of the five equal principal payments, all in accordance with the other terms set forth in the Deed of Trust and in the terms overleaf.

2.
The final installment of the principal and the final installment of interest will be paid against the delivery of the certificates of the Debentures (Series A) by the registered holder to the Company on the final payment date (namely, March 1st, 2023) at the Company's registered office or at another place as notified by the Company. Such notice of the Company will be published no later than five (5) business days before the final payment date.

3.
The Debentures (Series A) are issued in accordance with a deed of trust (hereinafter: "Deed of Trust") dated March 1, 2016, signed between the Company and Reznik Paz Nevo Trusts Ltd.( hereinafter: "the Trustee").

4.	All the Debentures (Series A) will rank pari passu with one another with respect to the Company's obligations thereunder, without one having a preferred right or priority over another.

5.	This Debenture (Series A) is issued subject to the terms set out overleaf, the terms set out in the Deed of Trust and the prospectus.

Signed under the Company's affixed seal on ________, 2016
By:
Authorized signatory ____________________ Authorized signatory ____________________

I, the undersigned, Adv. ______________________, certify that this debenture certificate has been duly signed by KBS SOR (BVI) Holdings, Ltd in accordance with its articles, through Messrs. ____________________________, and their signatures are binding on the Company for the purposes of this debenture.

___________________, Adv.
Terms Overleaf

1.	General
In this Debenture (Series A), the terms below shall have the meaning set out next to them, and terms for which no meaning is provided below shall have the meaning given to them in the Deed of Trust, unless the context dictates another meaning.

"Business Day" or "Bank Business Day"	Any day on which the TASE Clearing House and most banks in Israel are open for the execution of transactions.
"the Debenture Series"
Registered Debentures for a total par value of up to NIS 1,000,000,000 whose terms shall be in accordance with Debenture (Series A) certificate and the Prospectus for Completion Dated February 29th, amd published on February 28th, 2016, as amended on March 2016 pursuant to which they shall be issued.

"Principal"	The par value of the outstanding Debentures (Series A).
"Special Resolution"
A resolution adopted in a general meeting of holders of Debentures (Series A) at which debenture holders holding at least 50% of the par value of the outstanding Debentures (Series A) are present in person or by proxy, or in an adjourned meeting at which debenture holders holding at least 20% of the balance of said par value are present in person or by proxy, by a majority (whether in the original meeting or in the adjourned meeting) of at least two thirds (2/3) of the par value of the outstanding Debentures (Series A) represented in the vote.

"the Nominee Company"	Mizrahi Tefahot Nominees Company Ltd , or a nominee company replacing it.
"Trading Day"	A day on which transactions are executed on the Tel Aviv Stock Exchange Ltd.
"the TASE Clearing House"	The Tel Aviv Stock Exchange Clearing House Ltd.

2.	The Debentures
For details regarding the Debentures (Series A), see section 2 of the Deed of Trust.

3.	Terms of the Debentures (Series A) Offered under the Prospectus

(a)
Registered Debentures (Series A) of NIS 1 par value each. The Debentures (Series A) shall be repayable (principal) in five (5) equal annual installments on March 1st of each of the years 2019 to 2023, such that each of the payment shall be equal to 20%of the total par value of the Debentures (Series A).

(b)	The outstanding balance of the principal of the Debentures (Series A) shall bear fixed annual interest at a rate to be determined in a tender (but subject to adjustments in the event of a change in the rating of the Debentures (Series A)7 and/or noncompliance with financial covenants as set forth in sections 5.3 and 5.4 of the Deed of Trust).

(c)	The Debentures (Series A) shall not be linked to any index.

(d)
The interest on the Debentures (Series A) shall be paid in two semiannual installments starting from September 1st, 2013 up to March 1st, 2023 on March 1st and September 1st of each of the years from 2017 to 2023 (inclusive), as well as the first installment of interest on September 1st, 2016 as stated.

(e)
The first payment of principal of the Debentures (Series A) shall be made on March 1st, 2019. The first payment of interest on the Debentures (Series A) shall be made on September 1st, 2016 for the period commencing on the first trading day after the subscription closing date and ending on the last day before the first interest payment date (namely, on August 31st, 2016) (hereinafter: "the First Interest Period"), calculated according to the actual days in that period based on 365 days in a year. The interest rate payable for a particular interest period (excluding the first interest period) (i.e. the period commencing on the payment day of the previous interest period and ending on the last day before the next payment date after the commencement thereof) shall be calculated at the annual interest rate divided by two (hereinafter: "the Semiannual Interest Rate"). The Company shall publish in an immediate report regarding the results of the auction, the first interest rate, the interest rate determined in such auction and the semiannual interest rate.

(f)
The payments on account of principal of the Debentures (Series A) shall be made to the debenture holders on February 17th (on a non a leap year)in the years 2019 to 2023 (inclusive), which preceded the date of effecting of the relevant payment, excluding the final payment. The payments on account of interest on the Debentures (Series A) shall be made to the debenture holders on February 17th (on a non a leap year) and August 20th of each of the years from 2013 until 2023 (inclusive), which preceded the date of effecting of the relevant payment, excluding the final payment. Notwithstanding the foregoing, the final payment of principal and interest shall be made against the delivery of the certificates of the Debentures (Series A) by the registered holder to the Company on the final payment date (namely, on March 1st, 2023), at the Company's registered office or at any other place as notified by the Company. Such notice of the Company shall be published no later than five (5) business days before the final payment date.

(g)
It is hereby clarified that anyone who is not counted among the debenture holders as registered holders on any of the payment dates specified in subsection (f) above shall not be entitled to payment for the period commencing before that date.

4.	Principal and Interest Payments on the Debentures (Series A)

_____________________
7 It is clarified that as long as the Debentures (Series A) are rated by more than one rating agency, the examination of the rating for the purpose of adjusting the interest rate to a change in the rating (should there be any such change) shall be done, at all times, according to the lower rating among them.

(a)
Any payment on account of principal and/or interest delayed more than seven (7) days after the date set for payment thereof under the terms of the debenture, for a reason within the Company's control, shall bear arrears interest, as hereinafter defined, from the date set for payment to the date of actual payment thereof. In this regard, the rate of arrears interest shall be the rate of interest on the Debentures as provided in section 3(b) above, as the case may be, plus 3%, all on an annual basis (hereinafter: "arrears interest"). The Company shall give notice of the arrears interest that accumulated (if at all) and of such payment date in an immediate report, two (2) trading days before the date of actual payment.

(b)
The payment to the entitled persons shall be made by check or by a bank transfer and/or through the TASE Clearing House to the credit of the bank account of the holders of Debentures (Series A). If the Company is unable, for any reason beyond its control, to pay any amount to the persons entitled thereto, the provisions of section 7 below shall apply.

(c)
Any holder of a Debenture (Series A) who so wishes, may notify the Company of the details of the bank account for crediting the payments to that holder under the Debentures (Series A) as stated, or of a change in the details of said account or in his address, as the case may be, in a notice sent by registered mail to the Company. The Company shall be required to act in accordance with the holder's notice of change after the expiration of 15 business days from the day on which the Company received such notice.

(d)
If a debenture holder who is registered in the register of holders failed to give the Company timely notice of the details of the bank account to which payments under the debenture should be transferred to him, any such payment shall be made in a check sent by registered mail to his last address recorded in the register of holders. The sending of a check to an entitled person by registered mail as stated shall be deemed in all respects as payment of the amount specified thereon on the date of mailing thereof, subject to the check being deposited in the bank and actually cashed.

5.	Deferral of Dates
If the date specified for making any payment of principal and/or interest falls on a day that is not a business day, the payment date shall be deferred to the business day immediately following that day, with no additional payment, and the "effective date" for determining entitlement to redemption and interest shall not be changed by reason thereof.

6.	Securing of Debentures
See section 6 of the Deed of Trust.

7.	Nonpayment for a Reason beyond the Company's Control
As to nonpayment for a reason beyond the Company's control, see the provisions of section 14 of the Deed of Trust.

8.	Register of Debenture Holders
As to the register of holders of Debentures (Series A), see section 29 of the Deed of Trust.

9.	Splitting of Debenture Certificates

(a)
In respect of Debentures (Series A) registered in the name of one holder, one certificate shall be issued to the holder, or, at his request, several certificates shall be issued to him in a reasonable quantity (the certificates discussed in this section are hereinafter referred to as: the "certificates").

(b)
Any debenture certificate may be split into several debenture certificates with a total par value equal to the nominal amount of the certificate it is proposed to split, provided such certificates are only issued in a reasonable quantity. The split shall be made against delivery of the relevant debenture certificate to the Company at its registered office for the performance of the split, together with a written request to make the split, signed by the registered holder. All the costs entailed in the split, including taxes and levies, if any, shall be borne by the party requesting the split.

10.	Transfer of Debentures
The Debentures are transferrable with respect to the full amount of the nominal principal, and also a part thereof, provided it is in whole shekels. Any transfer of the Debentures shall be made by a deed of transfer drawn up in the accepted form, duly signed by the registered holder or his legal representatives and by the transferee or his legal representatives, which shall be delivered to the Company at its registered office together with the certificates of the Debentures which are being transferred on the basis thereof as well as any other reasonable proof as requested by the Company in evidence of the transferor's right to transfer them. If any tax or other mandatory payment applies to the deed of transfer of the Debentures, the Company shall be given reasonable proof of the payment thereof. The Company's articles as relating to the transfer and endorsement of fully paid-up shares shall apply, mutatis mutandis, as the case may be, to the transfer and endorsement of the Debentures. If only a part of the amount of the nominal principal in a debenture certificate is transferred, the debenture certificate shall first be split, as provided in section 9 below, into the number of debenture certificates necessitated thereby, such that the total of the amounts of the nominal principal in those debenture certificates is equal to the amount of the nominal principal of such debenture certificate. Following the fulfillment of all the above stated conditions, the transfer shall be recorded in the Register, and the Company may demand that a caveat regarding such transfer be recorded on the transferred debenture certificate that is to be transferred to the transferee, or that a new debenture certificate be issued to him in its stead, and the transferee shall be subject to all the conditions set forth in the transferred debenture certificate, such that the term "holder" where it appears shall be deemed to refer to the "transferee," and the transferee shall be regarded as the "holder" for purposes of the Deed of Trust.

11.	Early Redemption
As to early redemption of the Debentures at the initiative of the TASE and as to early redemption at the Company's initiative, see section 7 of the Deed of Trust.

12.	Purchase of Debentures by the Company or a Related Entity
As to the purchase of the Debentures, see section 3 of the Deed of Trust.

13.	Waiver; Settlement; Changes to Deed of Trust
As to waiver, settlement and changes to the Deed of Trust see section 28 of the Deed of Trust.

14.	Meetings of Debenture Holders
General meetings of the holders of Debentures (Series A) shall convene and be conducted in the manner provided in the Second Schedule to the Deed of Trust.

15.	Receipt from Debenture Holders
As to receipts from the debenture holders, see section 15 of the Deed of Trust.

16.	Immediate Repayment
As to immediate repayment of the Debentures, see section 8 of the Deed of Trust.

17.	Notices
As to notices, see section 27 of the Deed of Trust.

18.	Governing Law; Jurisdiction
As to the governing law and jurisdiction, see sections 33 and 34 of the Deed of Trust.

19.	Priority
In case of a contradiction between this schedule and the Deed of Trust, the provisions of the Deed of Trust shall prevail8.

_____________________
8 For further details see footnote 4 of section 1.1 of the Prospectus.
KBS SOR (BVI) Holdings, Ltd
Second Schedule
Meetings of Holders of Debentures (Series A)

1.	Entitlement to Convene a Meeting

1.1
The Trustee or the Company may call meetings of the debenture holders at any time. If the Company calls a meeting of the debenture holders, it must immediately send a written notice to the Trustee concerning the place, day and time at which the meeting is to be held, as well as the matters which are to be considered thereat, and the Trustee or its representative shall be entitled to participate in such meeting, without any voting rights.

1.2
The Trustee shall convene a meeting of the debenture holders, as stated, at the request of one or more debenture holders holding at least 5% of the principal amount of the outstanding Debentures. If the request to call a meeting is made by debenture holders, the Trustee may demand from the requesting parties compensation for the reasonable expenses entailed therein.

1.3
It is clarified that the Trustee's demand for compensation shall not prevent the convening of a meeting that was called for the purpose of taking any action intended to prevent harm to the rights of the debenture holders, and such demand for compensation shall not derogate from the Company's obligation to bear the expenses entailed in convening the meeting.

1.4
If the Trustee does not call a holders' meeting, pursuant to a holder's request, within 21 days from when he was so requested, the holder may convene the meeting, provided the date of convening is within 14 days from the end of the period within which the Trustee should have called the meeting, and the Trustee shall bear the expenses incurred by the holder in connection with the convening of the meeting.

1.5	Any meeting of holders of Debentures (Series A) shall be held in Israel, at a venue of which the Company and/or the Trustee give notice, and the Company shall bear the reasonable costs of the venue.

2.	Convening of a Meeting; Agenda of Meeting

2.1
An invitation to a meeting called by the Trustee solely for the purpose of consulting with the debenture holders shall be published at least one day before the date of convening thereof (hereinafter: "consultation meeting"). No agenda shall be published for a consultation meeting and no resolutions shall be adopted thereat.

2.2
An invitation to a holders' meeting which is not a consultation meeting shall be published in accordance with the provisions of the Securities Law as in effect from time to time, at least 7 (seven) days but not more than 21 (twenty one) days before the convening of the meeting (hereinafter: "invitation").

2.3
The Trustee shall set the agenda at a holders' meeting. One or more holders of Debentures (Series A), holding at least five percent of the balance of the nominal amount of Debenture (Series A), may request the Trustee to include some matter on the agenda of a holders' meeting which is to convene in the future, provided the matter is suitable, in the opinion of the Trustee, to be considered at such meeting.

2.4
The Trustee may advance the date of convening to at least one day after the date of the invitation, if it considers that postponing the meeting prejudices or could prejudice the rights of the debenture holders. If the Trustee does so, it shall explain in a report concerning the convening of the meeting the reasons for advancing its date.

2.5	The invitation shall set out:

2.5.1	The place of convening of the meeting.

2.5.2	The date and time of convening of the meeting.

2.5.3	The quorum for opening the meeting as provided in section 3 below.

2.5.4	The effective date for participating in the meeting, being not less than one day and not more than three days before the convening of the meeting.

2.5.5	The matters to be discussed at the meeting and the proposed resolutions.

2.5.6	Arrangements regarding written votes.

3.	Quorum for Opening a Meeting and an Adjourned Meeting

3.1	A consultation meeting shall be held with any number of participants.

3.2	A meeting of debenture holders shall be opened after it has been proven that the quorum required for holding the meeting is present.

3.3
Subject to the quorum required at a meeting convened for adopting a special resolution, and subject to the provisions of the Securities Law, a quorum for holding a holders' meeting shall be at least two debenture holders holding at least 25% (twenty five percent) of the outstanding nominal value of the Debentures in circulation at the time, that are present within half an hour from the time set for opening the meeting.

3.4
If a quorum is not present at the end of half an hour from the time set for the commencement of a holders' meeting, the meeting shall be adjourned to another date being no earlier than two business days after the date set for holding the original meeting, or one business day, if the Trustee considers this necessary for protecting the rights of the debenture holders. If the meeting is adjourned, the Trustee shall explain the reasons for this in the report concerning the convening of the adjourned meeting.

3.5
Except in respect of a meeting convened to adopt a special resolution and subject to the provisions of the Securities Law, if a quorum is not present at the end of half an hour from the time set for an adjourned holders' meeting, the quorum shall be as follows:

3.5.1	If the meeting was convened by the Trustee – any number of participants.

3.5.2
If the meeting was convened at the request of holders or by holders, as provided in sections 1.2 and 1.3 above – the quorum shall be one or more debenture holders holding at least 5% (five percent) of the voting rights in the debenture series.

3.6	Debentures held by a Related Entity (as defined in section 3.3 of the Deed) shall not be taken into account for the purpose of determining the quorum.

4.	Chairman
At any holders' meeting, the Trustee or whoever is appointed by it shall act as chairman of that meeting.

5.	Continuing Meeting

5.1	A meeting that was opened shall be closed by an announcement of the Trustee or of the chairman of the meeting, and it may consist of one or more sessions.

5.2
In a meeting at which a quorum is present, the chairman of the meeting and/or the Trustee may decide to hold an additional session on another date, at a place to be determined by the Trustee (hereinafter: "continuing meeting").

5.3
The Trustee shall be responsible for publishing a notice concerning the time and the place of convening of the continuing meeting, provided such notice is given at least 12 hours prior to the convening of the continuing meeting.

5.4	No matter may be considered at a continuing meeting other than a matter that was on the agenda of the original meeting and regarding which no resolution was adopted.

5.5
A holder who was not present at the original meeting may attend the continuing meeting and vote on matters that were put to the vote (and on which the vote was not yet closed) and which will be put to the vote, subject to his proving to the party that convened the meeting his ownership of the Debentures the subject of the meeting as of the effective date for the meeting as determined in the notice of invitation to the meeting.

6.	Provisions for Extraordinary Meetings
In a meeting having on its agenda a resolution on a matter which the Deed of Trust or the debenture provides is subject to a special resolution, the quorum shall be the presence of debenture holders holding at least fifty percent (50%) of the outstanding nominal amount of the Debentures, or in an adjourned meeting, the presence of debenture holders holding at least twenty percent (20%) of the balance of the nominal amount of the Debentures. The majority required for adopting a special resolution (whether in the original meeting or in the adjourned meeting) is two thirds (2/3) of the outstanding nominal amount of the Debentures represented in the vote.

7.	Position Statements

7.1	The Trustee or one or more debenture holders holding at least five percent of the balance of the nominal amount of the Debentures (Series A) may apply to the debenture holders in writing, in a letter attached to the voting instrument, in order to persuade them regarding the manner of their voting on matters put forward for consideration in a meeting (in the schedule – "position statement").

7.2
A holder wishing to exercise this right shall notify the Trustee in that regard during the session in which it was resolved to put that matter to the vote, and shall submit the position statement to the Trustee within 24 hours from the time of that session.

7.3
At a meeting called at the request of the debenture holders or by the debenture holders, as provided in sections 1.2 and 1.3, each holder may publish, through the Trustee, a position statement regarding matters on the agenda of the meeting.

7.4
The Trustee and the Company may, each separately, publish a position statement in response to a position statement sent in accordance with sections 8.1 or 8.3 above or in response to another application to the debenture holders.

7.5	No position statement may be published in a consultation meeting.

8.	Votes in a Meeting

8.1	Voting in a meeting of debenture holders may be held only on matters that were listed in the invitation.

8.2	A holder may vote in person, by a proxy appointed by him in accordance with this schedule or by a voting instrument.

8.3
The chairman of the meeting may determine that votes shall be conducted by way of voting instruments or by voting during the meeting. If the chairman determines that the vote shall be by way of voting instruments, the Trustee shall ensure that the text of the voting instrument is distributed to the holders and shall set the vote closing time by which the holders must send to the Trustee a duly completed and signed voting instrument. The Trustee, at its discretion, may require a holder to declare in the voting instrument the existence or absence of a conflicting interest (as hereinafter defined). A holder who does not complete the voting instrument and/or does not prove his entitlement to participate and vote at a meeting in accordance with the provisions of the Second Schedule, shall be deemed not to have delivered a voting instrument and therefore to have chosen not to vote on the matter/s set out in the voting instrument. A duly completed and signed voting instrument in which the holder has indicated the manner of his voting, reaching the Trustee by the appointed deadline, shall be deemed as presence at the meeting for purposes of the existence of a quorum at the meeting.

8.4
Unless explicitly stated otherwise in this Deed, the majority required for passing any resolution of the general meeting is a simple majority of the number of votes represented in the vote, cast for or against. The Trustee at its discretion may also decide whether the circumstances require the approval of a resolution by a majority other than a simple majority.

8.5
The Trustee may participate in the meeting without any voting rights. The Company may not take part in the meeting. The Company may only present issues prior to the deliberation or its representative may take part insofar as there are any questions by holders to the Company.

8.6
The debenture holders may participate and vote in any general meeting in person or by proxy. Any vote by debenture holders shall be conducted by a poll, such that each debenture holder or his proxy shall be entitled to one vote for each NIS 1 par value of the total nominal principal of the outstanding Debentures based on which he is entitled to vote. In the case of joint holders, only the vote, in person or by proxy, of the holder proposing to vote who is first listed in the Register shall be accepted.

A debenture holder or his proxy may use part of his votes to vote for a particular proposed resolution, another part to vote against, and another part to abstain, all as he sees fit.

9.	Examination of the Existence of a "Conflicting Interest"

9.1
In a count of votes, the votes of debenture holders being a Related Entity as this term is defined in section 3.2 of the Deed of Trust shall not be taken into account, and those Debentures shall not confer on the Related Entity a right to vote in general meetings of the debenture holders, as long as they are held by the Related Entity.

9.2
The Trustee shall examine the existence of conflicts of interest among the holders, whether an interest arising from their holding of the Debentures or another interest of theirs, as determined by the Trustee (in this schedule – "another interest"). The Trustee may require a holder participating in a holders' meeting to notify it of another interest it has and whether he has such a conflict of interests.

9.3	Without derogating from the generality of the foregoing, each of the following shall be deemed to have a conflicting interest:

9.3.1	A holder who is a Related Entity (as this term is defined in section 3.3 of the Deed of Trust);

9.3.2	A holder who served as an officer of the Company immediately prior to the event underlying the resolution in the meeting;

9.3.3
Any holder the Trustee has determined has a "conflicting interest" as provided hereinafter, subject to any law and/or directive of a competent authority, and inter alia: any holder declaring in writing to the Trustee that he has a material, personal interest which lies outside the interest of the body of debenture holders at the relevant meeting of the debenture holders. Any holder who fails to submit such a declaration in writing after being requested to do so by the Trustee, shall be deemed to have declared that he has such a personal interest, and the Trustee shall determine that he is a holder with a conflicting interest. Without derogating from the provisions of this section 9, the Trustee shall examine whether a holder has a "conflicting interest", also taking into account that holder's holdings in other securities of the Company and/or securities of any other corporation relevant to the resolution that is being submitted to the meeting for approval (as set out in the voting instrument), according to the declaration of that holder.
The existence of a conflicting interest shall be determined also based on a general test of conflicts of interest which the Trustee shall conduct. Furthermore, for the avoidance of doubt, it is clarified that the provisions regarding the definition of Debenture Holders having a conflicting interest shall not derogate from the provisions of the law, the case law and the binding guidelines of the Securities Authority relating to the definition of debenture holders having a conflicting interest, as applying at the time of the examination.

9.4
For purposes of the conflict-of-interest examination as stated, the Trustee may rely on a legal opinion ordered by it, which shall be subject to the provisions of the Deed of Trust as to the bearing of expenses.

9.5
It is clarified that a conflict-of-interest examination as stated, insofar as it is required in the Trustee's opinion, shall be conducted separately for each resolution on the agenda of the meeting and separately for each meeting. It is further clarified that the declaration of a Holder as having a conflicting interest in any resolution or in any meeting shall not in itself prove the existence of a conflicting interest of that holder in another resolution on the agenda of the meeting or a conflicting interest in other meetings.

9.6
In counting the votes cast at a holders' meeting, the Trustee shall not take into account the votes of holders who did not comply with its request as provided in section 10.2 above, or of holders which it found have a conflict of interest as provided in that section (in this schedule – "holders having a conflicting interest").

9.7
Notwithstanding that stated in section 9.6, if the total holdings of the participants in a vote who are not holders having a conflicting interest is less than five percent (5%) of the balance of the nominal value of the Debentures (Series A), the Trustee shall take into account, in the count of the votes cast, also the votes of the holders having a conflicting interest.

10.	Declaration of the Adoption of a Resolution

10.1	A declaration by the chairman that a resolution in a holders' meeting was accepted or rejected, unanimously or by a certain majority, shall be prima facie proof thereof.

11.	Instrument of Appointment

11.1
An instrument appointing a proxy shall be in writing under the hand of the appointor or his representative duly authorized in writing in regard. If the appointor is a corporation, the appointment shall be made in writing under the seal of the corporation, together with the signature of the corporation's official or representative authorized in that regard. The instrument appointing a proxy shall be drawn up in any accepted form. A proxy need not himself be a holder.

11.2
An instrument of appointment and a power of attorney or other certificate based on which the instrument of appointment was signed, or a certified copy of such a power of attorney, shall be deposited at the Company's office prior to the meeting in respect of which the power of attorney was granted, unless specified otherwise in the notice calling the meeting.

11.3
A vote given in accordance with the conditions in the document appointing a proxy shall be valid even if the appointor previously died or was declared incapacitated or the instrument of appointment was cancelled or the debenture in respect of which the vote was given was transferred, unless a written notice concerning the death, the decision of incapacity, the cancellation or the transfer, as the case may be, was received at the Company's registered office prior to the meeting.

11.4
Any corporation holding a Debenture may authorize any person deemed fit by it, by a duly signed authorization in writing, to act as its representative in any meeting of the debenture holders, and the person so authorized shall be entitled to act on behalf of the corporation he is representing.

12.	Minutes

12.1	The Trustee shall prepare minutes of the holders' meeting and shall keep them at its registered office for a period of seven years from the date of the meeting.

12.2
Minutes signed by the chairman of the meeting shall be prima facie evidence of the matters recorded therein. The announcement of the chairman of the meeting that a resolution was accepted or rejected, and the entry made in that regard in the register of minutes, shall be prima facie proof thereof.

12.3
The register of minutes of holders' meetings shall be kept at the Trustee's office and shall be open to the inspection of the debenture holders, and a copy thereof shall be sent to each debenture holder so requesting.

12.4
The Trustee may withhold the delivery of any minutes, to any entity, if in its exclusive judgment the delivery of the minutes, wholly or partly, could prejudice or result in an injury to the rights of the holders of Debentures (Series A).

13.
A person or persons appointed by the Trustee, the Company's Secretary and any other person or persons so authorized by the Trustee, may be present at meetings of the debenture holders. If in the Trustee's reasonable judgment, the discussion in a part of the meeting should be held without the presence of the Company's representatives, then the Company's representatives or anyone acting on its behalf shall not participate in that part of the meeting.

14.	This schedule is subject to the provisions of the Deed of Trust.
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KBS SOR (BVI) Holdings, Ltd
Third Schedule
Emergency Representation Committee of the Debenture Holders

1.
With respect to the Debentures (Series A), if an Emergency Representation Committee of the holders of Debentures (Series A) is appointed, the Company undertakes that the Emergency Representation Committee shall be appointed to act in accordance with the relevant provisions of Appendix 5.2.4.4 to Chapter 4 in Part 2 (Management of Investment Properties and Provision of Credit) in Title 5 (Business Management Principles) of the Consolidated Circular[9], and the Company also undertakes to act in cooperation with the Emergency Representation Committee and the Trustee, as necessary for the performance of the examinations required by them and the formulation of the decision of the Emergency Representation Committee, and to transfer to the Emergency Representation Committee all the data and documents required by it regarding the Company.

2.	Appointment; Term of Office

2.1
The Trustee may, and pursuant to the Company's written request shall, appoint and convene an emergency representation committee from among the debenture holders, as set forth hereinafter (hereinafter: "the Emergency Representation Committee").

2.2
The Trustee shall appoint to the Emergency Representation Committee the three (3) debenture holders who, based on data it received from the Company or to the best of the Trustee's knowledge, hold the highest nominal amount among all the debenture holders, and who declare that they comply with all the conditions set forth below (hereinafter: "Emergency Representation Committee members"). If any of them is unable to serve as an Emergency Representation Committee member as stated, the Trustee shall appoint in his stead the debenture holder who holds the next highest nominal amount and who complies with all the conditions set forth below; and the following are the conditions:

2.2.1
The debenture holder does not have a conflict of interest due to the existence of any additional material interest that conflicts with the interest arising from his service on the Emergency Representation Committee and from his holding of the Debentures. For the avoidance of doubt, it is clarified that a holder who is a Related Entity (as defined in section 3.2 of the Deed of Trust) shall be deemed to have a conflict of interest as stated and may not serve on the Emergency Representation Committee.

2.2.2
The debenture holder is not serving in the same calendar year on similar representation committees for other Debentures with an aggregate value greater than the percentage of the asset portfolio managed by him,

_____________________
9 http://ozar.mof.gov.il/hon/2001/law/Codex.asp
which was set as the maximum percentage permitting service on an emergency representation committee according to the directives of the Antitrust Commission relating to the establishment of an emergency representation committee.

2.3
If during the term of office of the Emergency Representation Committee, one of its members ceases to meet any of the circumstances listed in sections 2.2.1 and 2.2.2 above, his service shall terminate and the Trustee shall appoint another member in his stead from among the debenture holders as stated in section 2 above.

2.4
Prior to the appointment of the Emergency Representation Committee members, the Trustee shall receive from the candidates to serve as members a declaration regarding the existence or absence of conflicts of interest as stated in section 2.2.1 above and regarding service on additional representation committees as stated in section 2.2.2 above. The Trustee may also request such a declaration from the Emergency Representation Committee members at any time during its term of office. A holder who fails to submit such a declaration shall be deemed to have material conflicts of interest or to be precluded from serving pursuant to the above directives of the Antitrust Commissioner, as the case may be. With respect to the conflict-of-interest declaration, the Trustee shall examine the existence of conflicting interests, and if necessary shall decide whether such conflicts of interest disqualify that holder from serving on the Emergency Representation Committee. It is clarified that the Trustee shall rely on said declarations and shall not be required to conduct an additional independent examination or investigation. The Trustee's determination in these matters shall be final.

2.5
The term of office of the Emergency Representation Committee shall end on the date on which the Company publishes the Committee's decisions regarding the grant of a grace period to the Company for compliance with the terms of the Deed of Trust as set forth in section 8 thereof, but in any event it may not exceed three months from the date of the Committee's appointment.

3.	Authority

3.1
The Emergency Representation Committee shall have authority to grant the Company a one-time grace period in connection with the times of compliance with any of the financial covenants specified section 6.4 in the Deed of Trust, such that the grounds for immediate repayment in sections 8.1.13, 8.1.14, 8.1.29, 8.1.38 and 8.1.39 of the Deed of Trust shall not apply, as the case may be, during the grace period, if granted – the foregoing for the period up to the date of publication of the next financial statements after the date of publication of the financial statements from which it emerged that the Company did not comply with some financial covenant during two consecutive calendar quarters or for a period of 90 days, whichever is earlier. It is clarified that the period of time up to the appointment of the Emergency Representation Committee shall be counted in the above grace period, and it shall not be grounds for granting the Company any additional grace period beyond that stated above. It is clarified that the actions of the Emergency Representation Committee and the cooperation among its members shall be limited to consideration of the possibility of granting such a grace period, and no other information that does not relate to the grant of a grace period as stated shall be exchanged among the members.

3.2
If no Emergency Representation Committee was appointed as above, or if the Emergency Representation Committee decided not to grant the Company a grace period as provided in section 3.1 above, the Trustee shall be obligated to call a meeting of the debenture holders in accordance with the provisions of section 8.2 of the Deed.

4.	The Company's Undertakings with Respect to the Emergency Representation Committee

4.1
The Company undertakes to furnish to the Trustee all the information in its possession or which it is able to obtain in connection with the identity of the debenture holders and the scope of their holdings. The Trustee as well shall act to obtain said information in accordance with the powers vested in it by law.

4.2
In addition, the Company undertakes to cooperate fully with the Emergency Representation Committee and the Trustee, as required for the performance of the necessary examinations by them and the formulation of the Committee's decision, and to furnish to the Emergency Representation Committee all the data and documents required by them in connection with the Company, subject to legal limitations. Without derogating from the generality of the foregoing, the Company shall furnish to the Emergency Representation Committee the relevant information for the formulation of its decision, which may not include any misleading particular and may not be incomplete.

4.3
The Company shall bear the costs of the Emergency Representation Committee, including the costs of engagement of consultants and experts by or on behalf of the Committee, and in this regard the provisions of section 26 of the Deed shall apply, mutatis mutandis.

5.	Liability

5.1
The Emergency Representation Committee shall act and decide in the matters delegated to it according to its absolute discretion, and neither it nor any of its members, their officers, employees and consultants shall be liable, and the Company and the debenture holders hereby discharge them from all complaints, demands and claims against them, for having exercised or refrained from exercising the powers, authority or discretion granted to them under the Deed of Trust and this appendix and in connection therewith, or for any other action they performed pursuant thereto, except if they acted willfully and/or in bad faith.

5.2
The actions of the Emergency Representation Committee members and anyone acting on their behalf shall be subject to the indemnification provisions in section 26 of the Deed of Trust, as if they were the Trustee.

5.3
The Company shall publish an immediate report immediately upon the appointment of the Emergency Representation Committee as stated, concerning the appointment of the Committee, the identity of its members and its powers.

5.4
The Company shall publish another immediate report concerning the decision of the Emergency Representation Committee as stated. Upon the termination of the office of the Emergency Representation Committee, the Company shall publish all the information that was furnished to the Committee for its review, provided there is no legal impediment to its publication.

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Appendix 23
To Deed of Trust Dated March 1, 2016
Signed between KBS SOR (BVI) Holdings, Ltd and Reznik Paz Nevo Trusts Ltd.
The Company shall pay the Trustee for its services in accordance with this Deed of Trust as set forth hereinafter:

1.1	For each year of the trust starting from the date of offering of the Debentures (Series A) the Trustee shall be paid an annual fee of NIS 30,000.

1.2
Whenever, subsequent to the original offering of the series, an additional offering of the same series is held, the Trustee's annual fee shall increase by an amount reflecting the full rate of increase of the series, on a regular basis until the end of the trust period.

The amounts included in sections 1.1 and 1.2 above are hereinafter referred to as the "annual fee."

1.3	In addition, the Trustee shall be entitled to reimbursement of its reasonable expenses, in the fulfillment of its duties and/or pursuant to the powers granted to it under this Deed.
"Reasonable expenses" - reasonable amounts which shall be expended by the Trustee in the fulfilment of his duties and / or by virtue of the powers vested in it under this Deed of Trust, including: costs and expenses in respect of summoning and convening of a meeting of the holders of the Debentures and expenses for tasks and travel and press publications in connection with the convening of the meeting and to the extent required under any law.

1.4
Without derogating from the generality of the provisions of this appendix, the Trustee shall be entitled to payment of a fee of NIS 600 for each hour of work involving special actions performed by it in its capacity as Trustee (all subject to the provisions of the Deed of Trust, and inter alia:

1.4.1	Actions arising from a breach of the Deed by the Company.

1.4.2
Actions in connection with the calling in of the Debentures for immediate payment and/or actions in connection with a resolution of the meeting of debenture holders to call in the Debentures for immediate payment.

1.4.3
Special actions it will be required or need to perform for the fulfillment of its duties under this Deed in connection with and for the protection of the rights of the debenture holders, including due to the Company's defaulting on its obligations under this Deed, including the convening of meetings of debenture holders as stated in this Deed and including due to participation in meetings of debenture holders.

1.4.4
Special work (including but not limited to work required due to a change in the Company's structure or work requested by the Company), or due to the need to perform additional actions for the fulfillment of its duties as a reasonable Trustee, by reason of a change in laws (including regulations enacted pursuant to Amendments 50 and 51 to the Securities Law) and/or regulations and/or other binding provisions applying to the Trustee's activities and its liability under this Deed of Trust.

1.4.5
Actions related to the registration or deletion of the registration of securities in a register maintained in accordance with any law (including outside Israel), as well as the examination, supervision, control and so forth of obligations (such as restrictions on the Company's freedom of action, encumbrance of assets, etc.) which the Company assumed or may assume or which may be assumed by anyone acting for it or on its behalf, in connection with the securing of other obligations of the Company or anyone acting on its behalf (such as the effecting of payments under the terms of the Debentures) towards the debenture holders, including as to the substance of the terms of such securities and obligations and their fulfillment.

1.5
If the Company was required to pay the Trustee its fee and/or reasonable expenses incurred by it and/or for special actions it is required to perform or which it performed as part of its duties and/or pursuant to the powers granted to it under this Deed, as provided in this section 24, if and to the extent there are any such, and the Company did not do so, the Trustee shall be entitled to payment of these amounts in their entirety from the receipts accumulated by it in accordance with the provisions of sections 9 and 10 of the Deed, provided it gave the Company prior written notice of its intention to do so.

1.6
It is clarified that if, by reason of a future change in laws and/or regulations and/or other binding provisions applying to the Trustee's activity, the Trustee is required to bear additional expenses for the fulfillment of its duties as a reasonable Trustee, the Company shall indemnify the Trustee for its reasonable expenses including its reasonable fee.

1.7	VAT, if payable, shall be added to each of the above amounts and shall be paid by the Company.

1.8	All the above amounts shall be linked to the known index on the date of signature of this Deed, but in no event shall a lower amount be paid than the amount specified in this Deed.

1.9
If any securities are provided to the debenture holders, the Company and the Trustee shall conduct discussions for updating the fee according to the number of hours the Trustee must devote to the trust in such an event.

1.10
The Trustee's fee shall be paid for the period until the end of the Trust included under this Deed, even if a receiver (or a receiver and administrator) is appointed to the Company and whether the trust under this Deed is managed or is not managed under the supervision of the court.

1.11	The above annual fee shall be paid at the beginning of each trust year.

1.12	All the amounts specified in this appendix shall have priority over the amounts due to the debenture holders.

1.13
If the office of the Trustee terminates as provided in the Deed of Trust, the Trustee shall not be entitled to payment of its fee starting from the date of appointment of the replacement Trustee. If the Trustee's office terminates in the course of the trust year, the fee paid for the months in which the Trustee did not serve as Trustee for the Debentures, starting from the appointment of the replacement Trustee shall be refunded. The provisions of this section shall not apply in the first trust year

1.14
If a Trustee is appointed instead of the Trustee due to the termination of his office under sections 35B (a1) or 35N (d) of the Securities Law, the holders of the debenture certificates from the relevant series shall bear the amount by which the fee of the Trustee so appointed exceeds the fee paid to the Trustee in whose place it was appointed. If such difference is unreasonable, the relevant statutory provisions shall apply at the time of such replacement.

The holders shall bear such difference by way of deduction of the proportion of the difference from any payment made by the Company to the holders of Debentures from the relevant series in accordance with the terms of the Deed of Trust, and the transfer thereof directly to the Trustee.

1.15	If the Company is required by law to make a deposit as security for its bearing of the Trustee's special expenses, the Company shall act in accordance with such provisions.

1.16
In the event that subsequent to the submission of prospectus no. 1 to the Securities Authority, the prospectus is ultimately not published as a result of the cancellation of or deferral of the offering (or for any other reason), after the Trustee has already performed work related to the formulation of the documents connected with the trust and/or participated in discussions with the Securities Authority, the Trustee shall be paid a fee at a rate of NIS 600 per hour according to the number of hours of work it performed and discussions in which it participated (the payment under this paragraph shall not be conditional on an actual issuance of Debentures or on the signature of a deed of trust).

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